AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 2005
                                              REGISTRATION NO. [_______________]
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      -------------------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      -------------------------------------
                            INKSURE TECHNOLOGIES INC.
                 (Name of Small Business Issuer in its Charter)

           DELAWARE                        3577                  84-1417774
-----------------------------  ----------------------------  -------------------
  (State or Jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization) Classification Code Number)   Identification No.)

                              1770 N.W. 64TH STREET
                               FORT LAUDERDALE, FL
                                 (954) 772-8507
   (Address and Telephone Number of Principal Executive Offices and Principal
                               Place of Business)

                      ELIE HOUSMAN, CHIEF EXECUTIVE OFFICER
                              1770 N.W. 64TH STREET
                               FORT LAUDERDALE, FL
                                 (954) 772-8507
            (Name, Address and Telephone Number of Agent for Service)
                      -------------------------------------

                                   Copies to:
                              KENNETH R. KOCH, ESQ.
                 MINTZ LEVIN COHN FERRIS GLOVSKY AND POPEO, P.C.
                        CHRYSLER CENTER, 666 THIRD AVENUE
                            NEW YORK, NEW YORK 10017
                      -------------------------------------

     Approximate Date of Proposed Sale to Public: As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                      -------------------------------------

                         CALCULATION OF REGISTRATION FEE

 TITLE OF EACH CLASS OF                             PROPOSED MAXIMUM       PROPOSED MAXIMUM           AMOUNT OF
    SECURITIES TO BE          AMOUNT TO BE         OFFERING PRICE PER     AGGREGATE OFFERING        REGISTRATION
       REGISTERED              REGISTERED               UNIT (1)                PRICE                  FEE (1)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock, $0.01 par
value per share               5,450,000 (2)             $3.43               $18,693,500               $2,200.23

(1) Estimated solely for purposes of c alculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of the Registrant's common stock reported on the OTC Electronic Bulletin Board on October 10, 2005.

(2) This registration statement covers the resale of 5,450,000 shares of the Registrant's Common Stock, par value $.01 per share, consisting of: (i) 875,000 shares of Common Stock issuable upon the exercise of warrants issued to various investors on April 8, 2004 at an exercise price of $1.00;
     (ii) 2,600,000 shares of the Common Stock issuable upon the conversion of convertible notes issued to investors on September 30, 2005 with a conversion price of $3.00, which amount includes an additional 600,000 shares to account for possible adjustments to the conversion price; and
     (iii) 1,975,000 shares of Common Stock issued and outstanding and held by securityholders. In accordance with Rule 457(g) of the Act, the offering price of the shares of Common Stock that are not outstanding and that are issuable upon exercise of warrants to purchase Common Stock upon conversion of the convertible notes held by selling securityholders is based on the highest of the following: (a) the price at which such warrants or such notes may be exercised or converted, as applicable, or (b) the price of the Common Stock as determined in accordance with Rule 457(c) under the Act. See Footnote 1.

Pursuant to Rule 416 of the Act, this registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of stock splits, stock dividends or other similar events.

                      -------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   SUBJECT TO COMPLETION, DATED OCTOBER 12, 2005

                                   PROSPECTUS

                            INKSURE TECHNOLOGIES INC.

                        5,450,000 SHARES OF COMMON STOCK

     We are registering up to 5,450,000 shares of our common stock, par value $0.01 per share, for sale by certain securityholders of our company identified in this prospectus. These securityholders are referred to throughout this prospectus as "selling securityholders."

     These selling stockholders who wish to sell their shares of our common stock may offer and sell their shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sales of shares by the selling securityholders but we may receive funds from the exercise of their warrants.

     Our common stock is currently listed on the OTC Electronic Bulletin Board under the symbol "INKS.OB." On October 10, 2005, the last reported sale price of our common stock on the OTC Electronic Bulletin Board was $3.42 per share.

     Our principal executive offices are located at 1770 N. W. 64th Street, Suite 350, Fort Lauderdale, Florida 33309 USA, and our telephone number at such address is (954) 772-8507.

     OUR COMMON STOCK BEING OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 BEFORE YOU DECIDE TO PURCHASE ANY COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS _______, 2005.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY                                                         1

SELECTED FINANCIAL INFORMATION                                             4

RISK FACTORS                                                               5

USE OF PROCEEDS                                                           13

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                  14

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                 16

BUSINESS                                                                  22

LEGAL PROCEEDINGS                                                         31

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS                         32

EXECUTIVE COMPENSATION                                                    33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT            38

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE                   39

SELLING SECURITYHOLDERS                                                   40

PLAN OF DISTRIBUTION                                                      42

DESCRIPTION OF CAPITAL STOCK                                              44

SHARES ELIGIBLE FOR FUTURE SALE                                           46

HOW TO OBTAIN MORE INFORMATION ABOUT INKSURE TECHNOLOGIES INC             47

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
ACT LIABILITIES                                                           47

LEGAL MATTERS                                                             48

EXPERTS                                                                   48

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE                                                      48

FINANCIAL STATEMENTS                                                     F-1

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDING DECEMBER 31, 2004  F-1

INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS FOR THE PERIOD
ENDING JUNE 30, 2005                                                    F-26


PART II. INFORMATION NOT REQUIRED IN PROSPECTUS                          P-1


SIGNATURES                                                               S-1


We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                               PROSPECTUS SUMMARY

     YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING US AND THE SECURITIES BEING OFFERED FOR SALE BY MEANS OF THIS PROSPECTUS AND OUR FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. THE SUMMARY HIGHLIGHTS ALL MATERIAL INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS.

                      SUMMARY OF INKSURE TECHNOLOGIES INC.

GENERAL

     We develop, market and sell customized authentication systems designed to enhance the security of documents and branded products and to meet the growing demand for protection from counterfeiting and diversion. In this context, "counterfeit items" are imitation items that are offered as genuine with the intent to deceive or defraud. "Diversion" (also termed "parallel trading" or "gray market commerce") is the selling of goods (often genuine goods) in a geographic market where both wholesale and retail prices are high while falsely purchasing them for another market where wholesale prices are lower, thus taking advantage of the price difference between the two markets. We operate within the "authentication industry," an industry that includes a variety of firms providing technologies and services designed to prevent the counterfeiting and diversion of valuable documents and products. The United Kingdom's Counterfeit Intelligence Bureau estimates that losses by companies and governments from counterfeiting and diversion range from $300 billion to as high as $1 trillion annually. Security Solution Consultancy reported that their research had revealed a market of approximately $25 billion for document and product protection - a mere 5% to 6% of the total estimated losses due to counterfeiting.

     Our products are based on two principal technologies - customizable security inks that are suitable for almost every type of digital and impact printing on a wide variety of surfaces or substrates (e.g., paper documents, plastic identification cards, packaging materials and labels), and a sophisticated "full-spectrum" reader that uses proprietary software to quickly analyze marks printed with our specialty inks. Our security solutions are considered to be covert because our specialty inks are indistinguishable from standard non-security inks and are easily incorporated into variable and fully personalized data on documents, products, product labels, packaging, and designs.

     Our ink-based products provide a customized solution by creating a unique chemical code for each product line or document batch that can only be authenticated by our reader. We have applied for three patents covering various methods of marking documents for the purpose of authentication and three patents related to the radio frequency ("RF") technology being developed by us. We are also seeking protection under the Patent Cooperation Treaty. See "Description of Business -- Patents and Proprietary Technology."

     We are currently working on the development of next-generation RF technology that is being designed to enable low-cost tagging of items. This RF technology is being designed to permit "no line of sight" identification and will be suitable for a variety of applications, including authentication, supply chain management and traceability, proof of ownership, and data carrying transactions. If successfully developed, we believe that such technology could eventually replace the familiar barcode technology and other electronic article surveillance solutions currently available.

CORPORATE HISTORY

     We were incorporated under the laws of the state of Nevada on April 22, 1997 under the name "Lil Marc, Inc." We were incorporated as a development stage enterprise in the baby products industry to develop, manufacture and market the "Lil Marc", a plastic toilet training device for young boys. Pursuant to an Agreement and Plan of merger, dated as of July 5, 2002, a wholly owned subsidiary of Lil Marc, Inc., LILM Acquisition Corp., a Delaware corporation, merged with and into InkSure Technologies Inc., a Delaware corporation, or InkSure Delaware. InkSure Delaware was the surviving corporation in the merger and became a wholly owned subsidiary of Lil Marc, Inc.

     Pursuant to the merger agreement, each share of InkSure Delaware common stock outstanding immediately prior to the effective time of the merger was converted into the right to receive one share of our common stock. The total number of issued and outstanding shares of our common stock was 11,982,166 immediately after giving effect to the merger and a reverse stock split that was consummated on October 23, 2002.

     As a result of the merger, the former stockholders of InkSure Delaware held, immediately after the merger, approximately 88.0% of the issued and outstanding shares of our common stock; the remaining 12.0% of the issued and outstanding shares of our common stock were held by the stockholders who held our common stock immediately before the merger became effective. On a fully diluted basis, the former holders of securities of InkSure Delaware held, immediately after the merger, approximately 90.5% of the shares of Lil Marc, Inc. common stock.

     Pursuant to the merger agreement, all outstanding options and warrants to purchase shares of InkSure Delaware common stock were exchanged or converted into options and warrants to purchase shares of our common stock on the same terms and conditions as were in effect prior to the effective time of the merger. The options and warrants issued with respect to such exchanged options and warrants are exercisable for such number of shares of our common stock equal to the number of whole shares of InkSure Delaware common stock subject to each such exchanged option or warrant immediately prior to the effective time of the Merger. The per share exercise price of options and warrants issued by us with respect to the exchanged options and warrants remained unchanged from the per share exercise price of the exchanged options and warrants. Upon consummation of the merger, our board of directors and management resigned and were replaced by InkSure Delaware's board of directors and management, and we began to carry on InkSure Delaware's business activities.

     On October 28, 2002, we also filed an amendment our Articles of Incorporation to, among other things, change our name from "Lil Marc, Inc." to "InkSure Technologies Inc." Effective on October 30, 2002, the OTC Bulletin Board stock symbol for our common stock was changed from "LILM" to "INKS.OB" We conduct our operations with and through our direct and indirect subsidiaries, InkSure Inc., a Delaware corporation formed in March 2000, IST Operating Inc., a Delaware corporation formed in May 2000 (formerly known as InkSure Technologies Inc. and referred to throughout this prospectus as InkSure Delaware), and InkSure Ltd., which was formed in December 1995 under the laws of Israel. We also have a subsidiary, InkSure RF Inc., a Delaware corporation formed in March 2000, which does not currently conduct any operations.

     On July 8, 2003, we reincorporated as a Delaware corporation by merging with and into a newly formed, wholly owned subsidiary.

                                              SUMMARY OF THE OFFERING

SHARES OF COMMON STOCK OUTSTANDING BEFORE   15,161,325 (1)
THE OFFERING

SHARES OF COMMON STOCK OFFERED BY SELLING   1,975,000 shares of our common stock
SECURITYHOLDERS

SHARES OF COMMON STOCK UNDERLYING           875,000 shares of our common stock
WARRANTS OFFERED BY SELLING
SECURITYHOLDERS

SHARES OF COMMON STOCK UNDERLYING           2,600,000 shares of our common stock
CONVERTIBLE NOTES OFFERED BY SELLING
SECURITYHOLDERS

USE OF PROCEEDS                             We will not receive any of the
                                            proceeds  from the sale of the
                                            common stock offered by the selling
                                            securityholders. However, we may
                                            receive an aggregate of $875,000
                                            upon the exercise of all the
                                            warrants held by the selling
                                            securityholders if such warrants
                                            are exercised for cash. Such funds,
                                            if any, will be used for working
                                            capital and general corporate
                                            purposes.

RISK FACTORS                                The shares offered hereby involve a
                                            high degree of risk. You should
                                            carefully consider the information
                                            set forth in the "Risk Factors"
                                            section beginning on page 5 of this
                                            prospectus as well as other
                                            information set forth in this
                                            prospectus, including our financial
                                            statements and the notes contained
                                            therein.

PLAN OF DISTRIBUTION                        The offering of our shares of
                                            common stock is being made by
                                            securityholders of our company who
                                            may wish to sell their shares.
                                            Sales of our common stock may be
                                            made by the selling securityholders
                                            in the open market or in privately
                                            negotiated transactions and at
                                            market prices, fixed prices or
                                            negotiated prices.

OTCBB TRADING SYMBOL                        "INKS.OB"

(1)  As of September 30, 2005.

                         SELECTED FINANCIAL INFORMATION


     The following selected financial information does not purport to be complete and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The financial information set forth below is audited with respect to the annual periods ended December 31, 2004 and 2003, respectively, and unaudited with respect to the three months ended June 30, 2005 and 2004, and has been prepared by our management.

     The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements. In the opinion of our management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Our operating results for the three-month period ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005.


CONSOLIDATED STATEMENT OF OPERATIONS (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA):

                                            Three Months
                  Years ended December 31, ended June 30,

                      2004      2003       2005      2004
                     ------    ------      ----      ----
Revenues                955       608       287       382

Gross Profit            542       474       100       203

Operating Expenses    2,604     3,474       697       576

Net Income (Loss)    (2,061)   (2,965)     (591)     (369)

Net Income (Loss)
Per Share             (0.15)    (0.24)    (0.04)    (0.03)

CONSOLIDATED BALANCE SHEET DATA (U.S. DOLLARS IN THOUSANDS):

                              As of December 31,     As of June30,

                                2004      2003      2005      2004
                               -----     -----     -----     -----
Total Current Assets           2,606     2,194     1,776     2,956

Total Current Liabilities        616       613       763       637

Total Stockholders' Equity     2,525     2,207     1,498     2,938

                                  RISK FACTORS

     INVESTING IN OUR STOCK IS HIGHLY SPECULATIVE AND RISKY. YOU SHOULD BE ABLE TO BEAR A COMPLETE LOSS OF YOUR INVESTMENT. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS. IF ANY EVENT OR CIRCUMSTANCE DESCRIBED IN THE FOLLOWING RISK FACTORS ACTUALLY OCCURS, IT COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WHICH WE FACE. THERE MAY BE ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THOSE WE CURRENTLY BELIEVE ARE IMMATERIAL WHICH COULD ALSO HAVE A NEGATIVE IMPACT ON OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

WE HAVE A HISTORY OF OPERATING LOSSES AND NEGATIVE CASH FLOWS; WE MAY NOT BE PROFITABLE IN THE FUTURE.

     We have incurred substantial losses and negative cash flows since our inception. We had an accumulated deficit of approximately $9,774,000 at December 31, 2004 and $ 10,819,000 at June 30, 2005 and had a working capital (current assets less current liabilities) of approximately $1,990,000 at December 31, 2004 and $1,013,000 at June 30, 2005. We incurred losses of approximately $2,061,000 for the year ended December 31, 2004 and $1,045,000 for the six months ended June 30, 2005.

     We expect to spend significant amounts to enhance our products and services, develop further sales and operations, and fund expansion. As a result, we will need to generate significant revenue to break even or achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

     Our operating expense levels are based on internal forecasts for future demand and not on firm customer orders for products or services. Our results may be affected by fluctuating demand for our products and services from one quarter to the next and by increases in the costs of components acquired from suppliers.

WE HAVE A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

     InkSure Delaware was formed in May 2000. We have a limited operating history on which to base an evaluation of our business and prospects. Our revenue and income potential are unproven. An investor must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages, particularly companies with limited capital in new and rapidly evolving markets. These risks and difficulties include our ability to develop our infrastructure; attract and maintain a base of end users; develop and introduce desirable products and services; provide customer support, personnel, and facilities to support our business; establish and maintain strategic relationships; and respond effectively to competitive and technological developments. Our business strategy may not be successful or may not successfully address any of these risks or difficulties.

IF WE CONTINUE TO RELY ON ONE MAJOR CUSTOMER FOR MOST OF OUR REVENUES, THE LOSS OF SUCH CUSTOMER COULD ADVERSELY AFFECT OUR BUSINESS.

     For the fiscal year ended December 31, 2004, sales to one of our new customers in the United States accounted for approximately 63% of our revenues. The loss of this customer, or any other customer that accounts for a significant portion of our revenues from time to time, could adversely affect our business, operating results and financial condition due to the substantial decrease in revenue such loss would represent.

IF OUR PRODUCT OFFERINGS ARE NOT ACCEPTED BY THE MARKET, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     We generate all of our revenue from sales of products relating to the "authentication industry." The market for providing these products and services is highly competitive and is affected by the introduction of new products and services that compete with the products and services offered by us. Demand for these products and services could be affected by numerous factors outside our control, including, among others, market acceptance by prospective customers, the introduction of new or superior competing technologies or products and services that are available on more favorable pricing terms than those being offered by us, and the general condition of the economy. Any market acceptance for our products and services may not develop in a timely manner or may not be sustainable. New or increased competition may result in market saturation, more competitive pricing, and lower margins. Our business, operating results and financial condition would be materially and adversely affected if the market for our products and services fails to grow, grows more slowly than anticipated, or becomes more competitive or if targeted customers do not accept our products and services and we experience a corresponding reduction in revenues, a higher loss and a failure to generate substantial revenues in the future.

WE HAVE A LONG AND VARIABLE SALES CYCLE WHICH CAN RESULT IN SIGNIFICANT FLUCTUATIONS IN OUR REVENUE FROM QUARTER TO QUARTER.

     The sales cycle of our products, which is the period of time between the identification of a potential customer and completion of the sale, is typically long and subject to a number of significant risks over which we have little control. As our operating expenses are based on anticipated revenue levels, a small fluctuation in the timing of sales can cause our quarterly operating results to vary significantly from period to period. If revenue falls significantly below anticipated levels, our business would be seriously harmed. Investors can also anticipate uneven revenue results, which may be reflected in a volatile market price for our stock.

WE FACE POTENTIAL LIABILITY DUE TO PRODUCT DEFECTS AND MAY INCUR SIGNIFICANT LIABILITIES IN DEFENDING LAWSUITS OVER ANY SUCH DEFECTS.

     Authentication products as complex as those offered by us may contain undetected errors or defects when first introduced or as new versions are released. Despite testing by us and by current and potential customers, errors may be found in new authentication products after commencement of commercial shipments resulting in product recalls and market rejection of our authentication products and resulting in damage to our reputation, as well as lost revenue, diverted development resources and increased support costs. In addition, our product liability insurance, if any, may be insufficient to cover claims related errors or defects in our authentication products.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO COMPETE IN THE AUTHENTICATION MARKET.

     Our performance and ability to compete are dependent to a significant degree on our proprietary technology. We regard protection of our proprietary rights as critical to our success, and rely on patent, trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have applied for three patents covering various methods of marking documents for the purpose of authentication and three patents related to the radio frequency authentication and security technology, or RF technology, being developed by us. Currently, only two of our patent applications related to our RF technology has been approved in the United States. In addition, one patent application for such technology has been approved in the European Union. We are currently seeking additional patent protection for such technology in certain European countries.

     We are also seeking protection under the Patent Cooperation Treaty. We may file for additional patents as we determine appropriate. A patent may not be issued with respect to any patent application filed by us or the scope of any claims granted in any patent may not provide meaningful proprietary protection or a competitive advantage to us. The validity or enforceability of patents which may be issued or licensed to may be challenged by others and, if challenged, may not be upheld by a court. In addition, competitors may be able to circumvent any patents that may be issued or licensed to us. Due to our reliance on our proprietary technology, our inability to protect our proprietary rights adequately would have a material adverse effect on us.

     We generally have entered into agreements containing confidentiality and nondisclosure provisions with our employees and consultants and limits access to and distribution of our documentation and other proprietary information. However, the steps taken by us may not prevent misappropriation of our technology and agreements entered into for that purpose may not be enforceable.

     Notwithstanding the precautions taken by us, a third party may be able to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. Policing unauthorized use of our technology is difficult. The laws of other countries may afford us little or no effective protection of our intellectual property. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available. In the future, we may also need to file lawsuits to enforce our intellectual property rights, protect our trade secrets, and determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could have a material adverse effect on our business, operating results, and financial condition due to the substantial costs and diversion of resources. See "Business, Risk Factors -- We are a co-defendant in a litigation, and we could incur significant liabilities in defense of this lawsuit or in damages if our defense is unsuccessful."

     In addition, we have entered into several agreements pursuant to which we have granted third parties broad, exclusive rights to distribute and sell certain of our technology, subject to customary provisions governing confidentiality and nondisclosure. Failure of these third parties to effectively market products and services based upon our technology could have a material adverse effect on our business, operating results, and financial condition due to the lack of revenues expected to be generated from such agreements.

WE WILL HAVE TO KEEP PACE WITH NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE IN ORDER TO REMAIN COMPETITIVE IN THE MARKETPLACE.

     If we are able to sufficiently penetrate the market with our products and services, our future success will depend upon our ability to keep pace with technological developments and respond to evolving customer demands. Failure to anticipate or respond adequately to technological developments or significant delays in product development could damage our potential position in the marketplace and could have a material adverse effect on our business, operating results, and financial condition. With our current limited financial and technical resources, we may not be able to develop or market new products, services or enhancements to our existing product and service offerings. It is possible that we could experience significant delays in these endeavors. Any failure to successfully develop and market products and services and product and service enhancements could have a material adverse effect on our business, operating results and financial condition. See "Business Risk Factors-- If our product offerings are not accepted by the market, our business may be adversely affected."

WE FACE COMPETITION AND PRICING PRESSURES FROM LARGER, WELL FINANCED AND MORE RECOGNIZED COMPANIES AND WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE WITH SUCH COMPANIES.

     The market for our products and services is highly competitive. Many of our competitors have far greater financial, human, and other resources. Barriers to entry in our business are relatively insubstantial and companies with substantially greater financial, technical, marketing, manufacturing and human resources, as well as those with far greater name recognition than us, may also attempt to enter the market. We believe that our ability to compete depends on our technology and price, as well as on our distribution channels and the quality of products and services. If we do not successfully compete, we will not generate significant revenues or profits.

WE DEPEND ON THIRD PARTIES FOR INFRASTRUCTURE AND SUPPLIES, THE LOSS OF WHICH COULD ADVERSELY AFFECT OUR OPERATIONS.

     With regard to our products, we are dependent in part on the availability of equipment, supplies and services provided by independent third parties. Currently, we use a limited number of suppliers in order to take advantage of volume discounts. If one of our suppliers were unable to meet our supply demands and we could not quickly replace the source of supply, it could have a material adverse effect on our business, operating results and financial condition, for reasons including a delay of receipt of revenues and damage to our business reputation.

WE DEPEND ON OUR SENIOR MANAGEMENT AND KEY EMPLOYEES, THE LOSS OF WHICH COULD ADVERSELY AFFECT OUR OPERATIONS.

     Our success depends to a large degree upon the skills of our senior management team and current key employees and upon our ability to identify, hire, and retain additional sales, marketing, technical and financial personnel. We may be unable to retain our existing key personnel or attract and retain additional key personnel. We do not maintain key person life insurance for any of our officers or key employees. We require our executives and key employees to enter non-competition agreements with us. Due to our reliance on our senior management and key employees, the loss of any of our key executives, the use of proprietary or trade secret data by former employees who compete with us, or the failure to attract, integrate, motivate, and retain additional key employees could have a material adverse effect on our business, operating results and financial condition.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN AND SUCH MISMANAGEMENT COULD ADVERSELY AFFECT OUR BUSINESS AND OUR ABILITY TO GROW.

     We anticipate a period of significant growth in connection with expansion of our marketing efforts and business. The resulting strain on our managerial, operational, financial, and other resources could be significant and could render our increased marketing efforts useless. Our ability to manage our growth effectively will require us to continue to improve our operations, financial and managerial controls, reporting systems and procedures. If we are successful in achieving our growth plans, such growth is likely to result in increased responsibility for our management; and our management may not be able to successfully manage such growth due to their lack of experience in managing companies of our size.

THE SUCCESS OF OUR JOINT VENTURES IS DEPENDENT ON THE PERFORMANCE OF OUR JOINT VENTURE PARTNERS OF THEIR CONTRACTUAL OBLIGATIONS.

     We enter into various joint ventures as part of our marketing and sales efforts. Success of these joint ventures depends largely on the satisfactory performance by our partners of their contractual obligations. If our joint venture partners fail to perform their contractual obligations as a result of financial or other difficulties, our revenues will decline as a result of reduced revenues and we may be required to make additional investments towards our sales and marketing efforts. These lost revenues and additional investment obligations could result in reduced profits or in losses for us.

OUR RESEARCH AND DEVELOPMENT EFFORTS FOR NEW PRODUCTS MAY BE UNSUCCESSFUL.

     We incur significant research and development expenses to develop new products and technologies in an effort to maintain our competitive position in a market characterized by rapid rates of technological advancement. There can be no assurance that any of these products or technologies will be successfully developed or that, if developed, will be commercially successful. In the event that we are unable to develop commercialized products from our research and development efforts or we are unable or unwilling to allocate amounts beyond our currently anticipated research and development investment, we could lose our entire investment in these new products and technologies. Any failure to translate research and development expenditures into successful new product introductions could have an adverse effect on our business.

OUR SPECIALTY INKS INCLUDE VARIOUS CHEMICALS AND ARE SUBJECT TO CERTAIN ENVIRONMENTAL REGULATIONS, FOR WHICH WE COULD INCUR SIGNIFICANT LIABILITIES FOR PROBLEMS RELATING TO THEIR SHIPPING AND STORAGE.

     Our operations are subject to federal, state, local, and foreign environmental laws and regulations. Our specialty inks include various chemicals, some of which may be hazardous substances and subject to various government regulations relating to our transfer, handling, packaging, use, and disposal. We may store these chemicals or inks at our facilities in the United States and Israel, and a shipping company ships them at our direction. We could face potential liability for problems that may arise when we store or ship these inks or chemical components. To the extent future laws and regulations are adopted or interpretations of existing laws and regulations change, new requirements may be imposed on our future activities or may create liability retroactively. Failure to comply with applicable rules and regulations could subject us to monetary damages and injunctive action, which could have a material adverse effect on our business, financial condition or results of operations.

SOME OF OUR PRODUCTS IN DEVELOPMENT WILL BE SUBJECT TO GOVERNMENT REGULATION OF RADIO FREQUENCY TECHNOLOGY WHICH COULD CAUSE A DELAY OR INABILITY TO INTRODUCE SUCH PRODUCTS IN THE UNITED STATES' AND OTHER MARKETS.

     The rules and regulations of the United States Federal Communications Commission, or the FCC, limit the radio frequency used by and level of power emitting from electronic equipment. Our scanning device and the next-generation radio frequency technology scanning equipment will be required to comply with these FCC rules which may require certification, verification or registration of the equipment with the FCC. Currently, we do not have FCC approval for our equipment. Certification and verification of new equipment requires testing to ensure the equipment's compliance with the FCC's rules. The equipment must be labeled according to the FCC's rules to show compliance with these rules. Testing, processing of the FCC's equipment certificate or FCC registration, and labeling may increase development and production costs and could delay introduction of our verification scanning device and next-generation radio frequency technology scanning equipment into the United States' market. Electronic equipment permitted or authorized to be used by the FCC through our certification or verification procedures must not cause harmful interference to licensed FCC users, and it is subject to radio frequency interference from licensed FCC users. Selling, leasing or importing non-compliant equipment is considered a violation of FCC rules and federal law and violators may be subject to an enforcement action by the FCC. Any failure to comply with the applicable rules and regulations of the FCC could subject us to monetary action or an injunction and could have a material adverse effect on our business, operating results and financial condition. In addition, certain other countries may impose similar or more burdensome regulations.

WE ARE A CO-DEFENDANT IN A LITIGATION, AND WE COULD INCUR SIGNIFICANT LIABILITIES IN DEFENSE OF THIS LAWSUIT OR IN DAMAGES IF OUR DEFENSE IS UNSUCCESSFUL.

     On December 12, 1999, Secu-Systems filed a lawsuit with the District Court in Tel Aviv-Jaffa against Supercom Ltd. (InkSure Delaware's former parent company) and InkSure Ltd. seeking a permanent injunction and damages. The plaintiff asserted in its suit that the printing method applied to certain products that have been developed by InkSure Ltd. constitutes inter alia: (a) breach of a confidentiality agreement between the plaintiff and Supercom; (b) unjust enrichment of Supercom and InkSure Ltd.; (c) breach of fiduciary duties owed to the plaintiff by Supercom and InkSure Ltd.; and (d) a tort of misappropriation of trade secret and damage to plaintiff's property. Secu-Systems seeks, among other things, an injunction and a 50% share of profits from the printing method at issue. We received a letter, dated July30, 2005, from the law firm of Yossi Avraham & Co., which stated that, based on the facts provided to it by Supercom and InkSure Ltd., the probability is small that a court would grant either the permanent injunction or a substantial amount of damages in connection with Secu-Systems' complaint. At the beginning of 2004 we submitted our closing arguments to the court, and Secu-Systems replied to our closing arguments. We expect the Court to render its decision at the beginning of 2006. If Secu-Systems were to win the litigation we could be forced to make a one-time payment in connection with past damages and/or payments based on our future revenues and profits. Such payments could have a material adverse effect on our business, operating results and financial condition.

CONDITIONS IN ISRAEL AFFECT THE OPERATIONS OF OUR SUBSIDIARY IN ISRAEL AND MAY LIMIT OUR ABILITY TO SELL OUR PRODUCTS AND SERVICES.

     InkSure Ltd., our principal operating subsidiary, is incorporated under Israeli law and its principal office, manufacturing facility and research and development facility are located in Israel. Political, economic and military conditions in Israel directly affect InkSure Ltd.'s operations. Since the establishment of the state of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Despite negotiations to effect peace between Israel and its Arab neighbors, the future of these peace efforts is uncertain. Since October 2000, there has been a significant increase in violence primarily in the West Bank and Gaza Strip, negotiations between Israel and the Palestinian Authority are strained and there has been increased military activity characterized by some as war. Violence has spread to Jerusalem and areas near Tel Aviv. Furthermore, several countries still restrict trade with Israeli companies, which may limit our ability to make sales in, or purchase components from, those countries. Any future armed conflict, political instability, continued violence in the region or trade restrictions could limit our ability to operate our business and could have a material adverse effect on our business, operating results and financial condition.

OUR OPERATIONS COULD BE DISRUPTED AS A RESULT OF THE OBLIGATION OF MANAGEMENT OR KEY PERSONNEL OF INKSURE LTD. TO PERFORM MILITARY SERVICE.

     Generally, all male adult citizens and permanent residents of Israel under the age of 45 are, unless exempt, obligated to perform up to 36 days of military reserve duty annually. Additionally, all Israeli residents of this age are subject to being called to active duty at any time under emergency circumstances. Some of the officers and employees of InkSure Ltd. are currently obligated to perform annual reserve duty. Our operations could be disrupted by the absence for a significant period of one or more of InkSure Ltd.'s officers or key employees due to military service. Any such disruption could limit our ability to operate our business and could affect our business, results and financial condition.

UNDER CURRENT ISRAELI LAW, INKSURE LTD. MAY NOT BE ABLE TO ENFORCE COVENANTS NOT TO COMPETE WHICH COULD HAVE A NEGATIVE EFFECT ON OUR OPERATIONS IN ISRAEL.

     InkSure Ltd. has non-competition agreements with all of its employees. These agreements prohibit its employees, if they cease working for InkSure Ltd., from directly competing with it or working for its competitors, generally, for up to 12 months. However, we have been advised by our Israeli counsel, Yossi Avraham & Co., that Israeli courts are reluctant to enforce non-compete undertakings of former employees.

FLUCTUATIONS IN THE EXCHANGE RATE BETWEEN THE UNITED STATES DOLLAR AND FOREIGN CURRENCIES MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

     We incur expenses for our operations in Israel in new Israeli shekels (NIS) and translate these amounts into United States dollars for purposes of reporting consolidated results. As a result, fluctuations in foreign currency exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. In addition, we hold foreign currency balances, primarily Israeli shekels, that will create foreign exchange gains or losses, depending upon the relative values of the foreign currency at the beginning and end of the reporting period, affecting our net income and earnings per share. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock price. In addition, future currency exchange losses may increase if we become subject to exchange control regulations restricting our ability to convert local currencies into United States dollars or other currencies.

WE ARE EXPOSED TO SPECIAL RISKS IN FOREIGN MARKETS WHICH MAY RESTRICT OUR ABILITY TO CONVERT LOCAL CURRENCY INTO UNITED STATES DOLLARS OR ISRAELI SHEKELS AND THEREBY FORCE US TO CURTAIL OUR BUSINESS OPERATIONS.

     In conducting our business in foreign countries, we are subject to political, economic, legal, operational and other risks that are inherent in operating in other countries. These risks range from difficulties in settling transactions in emerging markets to possible nationalization, expropriation, price controls and other restrictive governmental actions. We also face the risk that exchange controls or similar restrictions imposed by foreign governmental authorities may restrict our ability to convert local currency received or held by it in their countries into United States dollars or other currencies, or to take those dollars or other currencies out of those countries.

UNDER ISRAELI LAW, OUR STOCKHOLDERS MAY FACE DIFFICULTIES IN THE ENFORCEMENT OF CIVIL LIABILITIES AGAINST OUR SUBSIDIARY INKSURE LTD., ITS OFFICERS, DIRECTORS OR PROFESSIONAL ADVISORS.

     InkSure Ltd. is incorporated under Israeli law and its principal office, manufacturing facility and research and development facility are located in Israel. Certain of the directors and InkSure Ltd.'s professional advisors are residents of Israel or otherwise reside outside of the United States. All or a substantial portion of the assets of such persons are or may be located outside of the United States. It may be difficult to effect service of process within the United States upon InkSure Ltd. or upon any such directors or professional advisors or to realize in the United States upon judgments of United States' courts predicated upon civil liability of InkSure Ltd. or such persons under United States federal securities laws. InkSure Ltd. has been advised by our Israeli counsel, Yossi Avraham & Co., that Israeli courts may not (i) enforce judgments of United States' courts obtained against InkSure Ltd. or such directors or professional advisors predicated solely upon the civil liabilities provisions of United States' federal securities laws, or (ii) impose liabilities in original actions against InkSure Ltd. or such directors and professional advisors predicated solely upon such United States' laws. However, subject to certain time limitations, Israeli courts will enforce foreign (including United States) final executory judgments for liquidated amounts in civil matters, obtained after due trial before a court of competent jurisdiction which recognizes similar Israeli judgments, provided that (1) due process has been observed, (2) such judgments or the execution thereof are not contrary to Israeli law, public policy, security or sovereignty, (3) such judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties and (4) an action between the same parties in the same matter is not pending in any Israeli court at the time the law suit is instituted in the foreign court.

WE HAVE A STOCKHOLDER THAT IS ABLE TO EXERCISE SUBSTANTIAL INFLUENCE OVER US AND ALL MATTERS SUBMITTED TO OUR STOCKHOLDERS WHICH MAY MAKE US DIFFICULT TO BE ACQUIRED AND LESS ATTRACTIVE TO NEW INVESTORS.

     ICTS International, N.V., or ICTS, and its affiliates beneficially own, according to its most recently scheduled 13D, 4,281,737 shares of our common stock, representing approximately 28% of our outstanding common stock, based on 15,161,325 shares of common stock currently outstanding. Such ownership interest gives ICTS and its affiliates substantial influence over the outcome of all matters submitted to our stockholders, including the election of directors and the adoption of a merger agreement, and such influence could make us a less attractive acquisition or investment target. In addition, our officers and directors beneficially own a significant amount of our common stock, which may have a similar affect as ICTS' ownership of our common stock.

WE ARE DISPUTING THE VALIDITY OF THE ISSUANCE OF AN OPTION TO PURCHASE SHARES OF INKSURE DELAWARE COMMON STOCK, WHICH IF DETERMINED TO BE VALID WOULD INCREASE THE NUMBER OF OUR SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS.

     We are disputing the valid issuance of an option to purchase 300,480 shares of InkSure Delaware common stock that was issued prior to the reverse acquisition merger at an exercise price of $ 0.50 per share. If our position in this dispute does not prevail we would be forced to accept the validity of the issuance of this option and convert it into an option to purchase shares of our common stock. We are in the process of evaluating the validity of the grant with our legal counsel. This claim has not matured to legal proceeding at this point, and therefore our legal counsel and management can not predict the outcome of this claim.

OUR CERTIFICATE OF INCORPORATION CONTAINS ANTI-TAKEOVER PROVISIONS WHICH COULD ADVERSELY AFFECT THE VOTING POWER OR OTHER RIGHTS OF THE HOLDERS OF OUR COMMON STOCK.

     Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock and our board of directors is empowered, without stockholder approval, to issue a new series of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. Such authority, together with certain provisions of Delaware law and of our certificate of incorporation and bylaws, may have the effect of delaying, deterring or preventing a change in control of us, may discourage bids for the common stock at a premium over the market price and may adversely affect the market price, and the voting and other rights of the holders of the common stock. Although we have no present intention to issue any additional shares of our preferred stock, we may do so in the future. The board of directors of a Delaware corporation may issue rights, options, warrants or other convertible securities, (hereinafter the "rights"), entitling the holders of the rights to purchase, receive or acquire shares or fractions of shares of the corporation or assets or debts or other obligations of the corporation, upon such terms as are determined by the board of directors. Our board of directors is free, subject to their fiduciary duties to stockholders, to structure the issuance or exercise of the rights in a manner which may exclude "significant stockholders," as defined, from being entitled to receive such rights or to exercise such rights or in a way which may effectively prevent a takeover of the corporation by persons deemed hostile to management. Nothing contained in our certificate of incorporation will prohibit our board of directors from using these types of rights in this manner.

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK AND ARE UNLIKELY TO DO SO FOR THE FORESEEABLE FUTURE.

     We have never paid cash or other dividends on our common stock. It is our intention to retain any earnings to finance the operation and expansion of our business, and therefore, we do not expect to pay any cash dividends on our common stock in the foreseeable future.

THE TRADING MARKET FOR OUR COMMON STOCK IS VOLATILE WHICH MAY PREVENT A STOCKHOLDER FROM SELLING ITS STOCK AT THE TIME OR PRICE THEY DESIRE.

     Our common stock is traded on the over-the-counter market with quotations published on the Over-the-Counter Bulletin Board under the symbol "INKS.OB". The trading volume of our common stock historically has been limited and sporadic, and the stock prices have been volatile. For example, during the twelve months prior to September 30, 2005, our common stock traded at prices ranging from $4.17 to $1.15 as a result of the limited and sporadic trading activity, the quoted price for our common stock on the over-the-counter market is not necessarily a reliable indicator of its fair market value. The price at which our common stock will trade in the future may be highly volatile and may fluctuate as a result of a number of factors, including, without limitation, quarterly variations in our operating results (which have historically been, and we expect to continue to be, substantial) and actual or anticipated announcements of new products or services by us, other business partners, or competitors as well as the number of shares available for sale in the market. If we are not able to develop an active public trading market for our common stock, our stockholders may have limited liquidity and may be forced to hold the shares for an indefinite period of time.

"PENNY STOCK" RULES MAY RESTRICT THE MARKET FOR OUR COMMON STOCK AND MAY AFFECT OUR STOCKHOLDERS' ABILITY TO SELL THEIR SHARES IN THE SECONDARY MARKET.

     Our common stock is subject to rules promulgated by the Securities and Exchange Commission relating to "penny stocks," which apply to companies whose shares are not traded on a national stock exchange or on the Nasdaq small-cap or national market systems, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the commission. These rules require brokers who sell "penny stocks" to persons other than established customers and "accredited investors" to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell our common stock and may affect the secondary market for our common stock. These rules could also hamper our ability to raise funds in the primary market for our common stock and may affect our stockholders' ability to sell their shares in the secondary market.

THE NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE REPRESENTS NEARLY ALL OF OUR OUTSTANDING COMMON STOCK AND THUS MAY ADVERSELY AFFECT THE MARKET FOR OUR COMMON STOCK.

     Of the 15,161,325 shares of common stock held by our present stockholders as of September 30, 2005, 6,067,698 shares may be available for public sale by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Act, subject to certain limitations. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not our affiliate and who has satisfied a two-year holding period. In addition, 3,500,000 shares of common stock underlying both current options to purchase our common stock and future issuances of options to purchase our common stock are being registered for resale. The substantial number of shares eligible for sale could cause our common stock price to be less than it would be in the absence of such an offering, whether or not such shares are actually sold, and sales of a significant number of such shares at any one time could further decrease our stock price.

WE WILL FACE A NEED FOR ADDITIONAL CAPITAL AND MAY NEED TO CURTAIL OUR OPERATIONS IF IT IS NOT AVAILABLE.

     We believe that our current cash and cash equivalents will satisfy our operating capital needs for at least twelve months based upon our currently anticipated business activities. On September 30, 2005, we completed a private placement of convertible notes in the aggregate principal amount of $6,000,000. However, we will need additional capital, even within twelve months, if we undertake large projects. Our need for additional capital to finance our operations and growth will be greater should, among other things, our revenue or expense estimates prove to be incorrect. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which would adversely affect our prospects, business, operating results and financial condition by forcing us to curtail our operations or not pursue opportunities which present themselves. Our recently completed convertible notes financing arrangement (see "Recent Developments - Private Placement of Convertible Notes" below) includes various covenants limiting our ability to incur additional indebtedness, pay dividends, make redemptions or incur liens. We also granted the investors full ratchet anti-dilution protection with respect to any future stock issuances below the initial conversion price and, for the first 18 months following the effectiveness of a registration statement covering the shares of common stock underlying the convertible notes, the right to participate up to one-third with any subsequent equity or equity-linked capital raising by us. These provisions may adversely affect our ability to raise additional capital.

OUR CONVERTIBLE DEBT HAS A FULL RATCHET ANTI-DILUTION PROVISION, WHICH, IF TRIGGERED, COULD SIGNIFICANTLY DILUTE OUR STOCKHOLDERS.

     On September 30, 2005, we completed a private placement of convertible notes in the aggregate principal amount of $6,000,000 (see "Recent Developments
- Private Placement of Convertible Notes" below). The convertible notes are convertible into shares of our common stock at an initial conversion price of $3.00 per share. Based on this initial conversion price we would issue approximately 2,000,000 shares of common stock upon conversion in full of the $6,000,000 of convertible notes. The convertible notes contain a full ratchet anti-dilution provision, which provides, unlike a more traditional weighted average anti-dilution provision, that if we issue convertible or equity securities in the future (subject to certain exceptions) at a price per share less than the conversion price, the conversion price of the convertible notes will be automatically adjusted down to that lesser price. In such case, the number of shares into which the convertible note is convertible would increase correspondingly. Accordingly, if we trigger the full ratchet anti-dilution provision, our stockholders could suffer substantial dilution.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock offered by the selling securityholders. However, we may receive an aggregate of $875,000 upon the exercise of all the warrants held by the selling securityholders if such warrants are exercised for cash. Such funds, if any, will be used for working capital and general corporate purposes. Pending such use of the proceeds, they will be invested in short-term, interest bearing securities or money market funds. As of the date of this prospectus, we have received no firm commitments for the exercise of such warrants.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


     The following table sets forth, for the fiscal periods indicated, the high and low bid prices of a share of common stock as reported by the Over The Counter Bulletin Board under the symbol "INKS.OB" for the periods indicated. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                   HIGH      LOW
                                                  -----     -----
CALENDAR YEAR 2003
      1st Quarter                                 $2.45     $1.45
      2nd Quarter                                 $2.00     $1.30
      3rd Quarter                                 $1.50     $1.30
      4th Quarter                                 $1.40     $1.05

CALENDAR YEAR 2004
      1st Quarter                                 $1.20     $0.51
      2nd Quarter                                 $1.30     $0.77
      3rd Quarter                                 $1.80     $0.98
      4th Quarter                                 $1.80     $1.20

CALENDAR YEAR 2005
      1st Quarter                                 $1.77     $1.25
      2nd Quarter                                 $2.21     $1.20
      3rd Quarter                                 $4.17     $2.20
      4th Quarter (through  October 10, 2005)     $3.90     $3.30

     As of October 10, 2005, the high and low bid prices per share of common stock as reported by the Over the Counter Bulletin Board under the symbol "INKS.OB" were $3.55 and $3.30, respectively, and there were approximately 140 holders of record of the common stock.

     We have not paid dividends on the common stock since inception and do not intend to pay any dividends to our stockholders in the foreseeable future. We currently intend to retain earnings, if any, for the development of our business. The declaration of dividends in the future will be at the election of our board of directors and will depend upon our earnings, capital requirements, financial position, general economic conditions, and other factors the board of directors deem relevant.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information about shares of our common stock that may be issued upon the exercise of options and warrants under all of our existing compensation plans as of December 31, 2004. Our stockholder approved equity compensation plans consist of the 2002 Stock Option Plan. We have a number of options and warrants which were granted pursuant to equity compensation plans not approved by security holders and such securities are aggregated in the table below.

                                                                                        NUMBER OF SECURITIES
                                                                                      REMAINING AVAILABLE FOR
                       NUMBER OF SECURITIES TO BE                                   FUTURE ISSUANCE UNDER EQUITY
                        ISSUED UPON EXERCISE OF        WEIGHTED-AVERAGE EXERCISE   COMPENSATION PLANS (EXCLUDING
                     OUTSTANDING OPTIONS, WARRANTS       PRICE OF OUTSTANDING         SECURITIES REFLECTED IN
                               AND RIGHTS            OPTIONS, WARRANTS AND RIGHTS           COLUMN (A))

   PLAN CATEGORY                    (A)                           (B)                             (C)
                     -----------------------------   ----------------------------     -----------------------
Equity
compensation plans
approved by
security holders                  1,276,347                       $0.996                       2,223,653

Equity
compensation plans
not approved by
security holders                  1,029,402 (1)                   $1.31                                0
                                  ---------                                                    ---------
       TOTAL                      2,305,749                                                    2,223,653


(1) Does not include options to purchase 300,840 shares of InkSure Delaware common stock which we believe were not validly issued.

     We have authorized the issuance of equity securities under the compensation plans described below without the approval of stockholders. No additional options, warrants or rights are available for issuance under any of these plans, except for additional shares which may become purchasable under warrants with anti-dilution protection as noted below. We have either already registered or agreed to register for resale the common stock underlying all of these plans.

     o Commonwealth Associates, L.P. warrants, dated July 5, 2002, July 31, 2002 and September 6, 2002: warrants to purchase shares of InkSure Delaware common stock in connection with Commonwealth's role as placement agent in a private placement of InkSure Delaware's securities. The warrants were to purchase an aggregate of 550,933 shares of InkSure Delaware common stock at an exercise price of $1.61 per share. In connection with the merger of InkSure Delaware with our wholly owned subsidiary these warrants to purchase shares of InkSure Delaware common stock were converted into warrants to purchase shares of our common stock.

     o Elie Housman option, dated February 6, 2002: options to purchase shares 478,469 shares of InkSure Delaware common stock at an exercise price of $0.966 per share, with an expiration date of February 6, 2009. In connection with the merger of InkSure Delaware with our wholly owned subsidiary these options to purchase shares of InkSure Delaware common stock were converted into options to purchase shares of our common stock.

     o In connection with services rendered to us, on March 15, 2005 we issued warrants to purchase 50,000 shares of our common stock to Jerry Falkner. The warrants are exercisable for 10 years and have an exercise price of $1.40 per share.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     In this section, "Management's Discussion and Analysis of Financial Condition and Results of Operations," references to "we," "us," "our," and "ours" refer to InkSure Technologies Inc. and its consolidated subsidiaries.

     The following discussion should be read in conjunction with, and is qualified in its entirety by, the Financial Statements and the Notes thereto included in this prospectus. This discussion contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this prospectus the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to our management or us are intended to identify such forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements. Historical operating results are not necessarily indicative of the trends in operating results for any future period.

OVERVIEW

     We specialize in comprehensive security solutions, designed to protect branded products and documents of value from counterfeiting, fraud, and diversion. By creating "Smart Protection" systems from proprietary machine-readable authentication technologies, we help companies and organizations worldwide regain control over their most valuable assets, their products, their reputation and their revenues. We employ a team of experts in the fields of material science, electro-optics and software. We utilize cross-disciplinary technological innovations to implement customized and cost efficient security systems for data and asset integrity within the customer' existing infrastructure and environment.

     Our SmartInkTM solutions enable authentication and tracking of documents and products by adding special chemical markers to standard inks and coatings. The combination of markers, inks and materials produce electro-optic "signatures", unique codes that are seamlessly incorporated into the printed media used by the customer. Proprietary computerized readers, available in hand-held, stationary and modular kit configurations, quickly verify these codes by manual or automatic operation. By focusing on customer driven solutions, we are able to offer added value through enhanced reader functionality, including high-speed automatic sorting, one-to-many code matching, first and second level track and trace, code activation at the point of distribution and detrimental authentication for debit applications. The inherent flexibility of our technology also enables overlaying the machine-readable codes onto holograms and other overt features, resulting in multi-layered security that is both effective and economical.

FACTORS AFFECTING FUTURE RESULTS

     INDUSTRY AND ECONOMIC FACTORS: Our operations and earnings are affected by local, regional and global events or conditions that affect supply and demand for products and services. These events or conditions are generally not predictable and include, among other things, general economic growth rates and the occurrence of economic recessions; the development of new supply sources; supply disruptions; technological advances, including advances in security technology and advances in technology relating to security usage; changes in demographics, including population growth rates and consumer preferences; and the competitiveness of alternative security sources or product substitutes. Currently, the economy in general is suffering. As a result, raising capital has become extremely difficult, and there is pressure on the pricing of our products and services.

     COMPETITIVE FACTORS: The brand and document protection industry is competitive. There is competition with the traditional document protection suppliers (mainly protection for bank notes) and also with other emergent "next generation" technology providers. We compete with other firms in the sale and purchase of various products and services in many national and international markets and employ all methods of competition, which are lawful and appropriate for such purposes. We believe that a key component of our competitive position is our technology.

     POLITICAL FACTORS: Our operations and earnings have been, and may in the future be, affected from time to time in varying degree by political instability and by other political developments and laws and regulations, such as forced divestiture of assets, restrictions on production, imports and exports, war or other international conflicts, civil unrest and local security concerns that threaten the safe operation of our facilities, particularly those that are located in Israel, price controls, expropriation of property, and the cancellation of contract rights. Both the likelihood of such occurrences and their overall effect upon us vary greatly from country to country and are not predictable.

     PROJECT FACTORS: In addition to the factors cited above, the advancement, cost and results of particular projects depend on the outcome of negotiations with potential partners, governments, suppliers, customers or other third parties, changes in operating conditions or costs, and the occurrence of unforeseen technical difficulties.

     RISK FACTORS: See "Risk Factors" for discussion of the impact of market risks, financial risks and other uncertainties.

REVENUES

     We are currently concentrating on entering and implementing large-scale projects. These potential contracts are subject to a long sales cycle and the timetable is lengthy for entering and implementing such projects. These projects involve high volume sales through multiple-year sales contracts. In the 2004 fiscal year we entered into two sales agreements of this type, and we have also completed several successful field trials during the last year related to other projects. In the 2004 fiscal year approximately 65% of our revenues were earned from customers located in the United States. Sales related to our project with MTM Guvenlik ve Holografik Kart Sistemleri A.S. in Turkey represented 25% of our sales in the 2004 fiscal year. Sales related to our agreement with Sun Chemical represented approximately 6% of our sales in fiscal year 2004.

     Our revenues in the second quarter of 2005 consisted of revenues from (i) our new sales agreements for brand protection with two North American customers,
(ii) ink sales related to a project in Turkey, and (iii) initial sales to new North American customers. In the second quarter of 2005 approximately 87% of our revenues were earned from customers located in the United States.

COSTS AND OPERATING EXPENSES

     Costs and operating expenses consist of cost of revenues, research and development expenses, selling and marketing expenses, general and administrative expenses.

     Our cost of revenues consists primarily of materials including taggants and electronic and optical parts, sub-contractors and compensation costs for our operations staff.

     Our research and development expenses consist primarily of costs associated with development of new generic products. These expenses may fluctuate as a percentage of revenue depending on the projects undertaken during the reporting period. Since our inception, we have expensed all research and development costs in each of the periods in which they were incurred.

     Our selling and marketing expenses consist primarily of costs associated with our direct sales force that have been incurred to attract potential business customers, professional advisors and commissions. We anticipate that as we add new customers we will be able to spread these costs over a larger revenue base and accordingly improve our operating margins.

     Our general and administrative expenses consist primarily of costs related to compensation and employees benefits of our management (including the costs of directors' and officers' insurance), legal and accounting fees, as well as the expenses associated with being a publicly traded company.

     We have not recorded any income tax benefit for net losses and credits incurred for any period from inception to June 30, 2005. The utilization of these losses and credits depends on our ability to generate taxable income in the future. Because of the uncertainty of our generating taxable income, we have recorded a full valuation allowance with respect to these deferred assets.

CRITICAL ACCOUNTING POLICIES

     Our financial statements are prepared in accordance with US GAAP. The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis and which have been prepared in accordance with the historical cost convention, are set forth in Note 2 to the Consolidated Financial Statements.

     Of these significant accounting policies, certain policies may be considered critical because they are most important to the portrayal of our financial condition and results, and they require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

     REVENUE RECOGNITION. Revenues from product sales are recognized in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements", or SAB No. 104, when delivery has occurred, persuasive evidence of an agreement exists, the vendor's fee is fixed or determinable, no further obligation exists and collectability is probable. Delivery is considered to have occurred upon shipment of products. When a right of return exists, we defer revenues until the right of return expires. We do not grant a right of return to our customers.

     Revenues from certain arrangements may include multiple elements within a single contract. The Registrant's accounting policy complies with the provisions of Emerging Issues Task Force Issue 00-21, "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"), relating to the separation of multiple deliverables into individual accounting units with determinable fair value.

     In cases where the Registrant has partial delivery at the cut off dates and no fair value exist for the undelivered elements, revenues are being deferred and recognized only at the point where the entire arrangement has been delivered.

     INVENTORIES. Inventories are stated at the lower of cost or net realizable value. Cost is determined by calculating raw materials using the "first in, first out" method, work in process and finished products on the basis of direct manufacturing costs with the addition of allocable indirect manufacturing costs.

     OTHER ACCRUED EXPENSES. We also maintain other accrued expenses. These accruals are based on a variety of factors including past experience and various actuarial assumptions and, in many cases, require estimates of events not yet reported to us. If future experience differs from these estimates, operating results in future periods would be impacted.

     DEFERRED INCOME TAXES. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and any valuation allowance recorded against net deferred tax assets. Due to the fact that the Registrant has a history of losses, it is likely that the deferred tax will not be realized, therefore a valuation allowance of approximately $3,078,000 has been recorded as of December 31, 2004.

RESULT OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes. The financial statements have been prepared in accordance with US Generally Accepted Accounting Principles, or GAAP. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors.

THREE MONTHS ENDED JUNE 30, 2005 COMPARED WITH THREE MONTHS ENDED JUNE 30, 2004

     REVENUES. Revenues consist of gross sales of our products less discounts. We are currently concentrating on entering and implementing large-scale projects. These potential contracts are subject to a long sales cycle and a fluctuated timetable for entering and implementing such projects. In the three months ended June 30, 2005, we had revenues of $287,000, compared to $382,000 in the three months ended June 30, 2004. Revenues decreased by $95,000, or 24.9%, in the three months ended June 30, 2005 compared to the three months ended June 30, 2004. The decrease is mainly related due to lower sales in connection with our project in Turkey during the second quarter of 2005.

     COST OF REVENUE. Our cost of revenues consists of materials, sub-contractors and compensation costs. Cost of revenues increased by $8,000, or 4%, to $187,000 in the three months ended June 30, 2005 from $179,000 in the three months ended June 30, 2004. Cost of revenues as a percentage of sales was 65.1% in the three months ended June 30, 2005, compared with 46.8% in the three months ended June 30, 2004.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of compensation costs attributable to employees engaged in ongoing research and development activities, development-related raw materials and sub-contractors, and other related costs. Research and development expenses decreased by $8,000, or 4%, to $188,000 in the three months ended June 30, 2005 from $196,000 in the three months ended June 30, 2004. This decrease in research and development expenses is primarily related to the decrease in amortization expenses.

     SELLING AND MARKETING EXPENSES. Selling and marketing expenses consist primarily of costs relating to compensation attributable to employees engaged in sales and marketing activities, promotion, advertising, trade shows and exhibitions, sales support, travel, commissions and related expenses. Selling and marketing expenses increased by $91,000, or 35.1%, to $350,000 in the three months ended June 30, 2005 from $259,000 in the three months ended June 30, 2004. This increase in selling and marketing expenses was primarily due to higher marketing expenses related to the new sales agreements we have entered into. We believe that the significant investment in pre-sales and marketing activities will contribute to our short-term and long-term sales levels.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of compensation costs for administration, finance and general management personnel, insurance, legal, accounting and administrative costs. General and administrative expenses increased by $38,000, or 31.4%, to $159,000 in the three months ended June 30, 2005 from $121,000 in the three months ended June 30, 2004. This increase was primarily related to higher investor relations expenses.

     FINANCIAL INCOME, NET. Financial income, net increased by $2,000, or 50% to $6,000 in the three months ended June 30, 2005 from $4,000 in the three months ended June 30, 2004. This increase is due to changes in the exchange rate between the United States Dollar and the Israeli New Shekel.

     NET LOSS. We had a net loss of $591,000 in the three months ended June 30, 2005, compared with a net loss of $369,000 in the three months ended June 30, 2004. The 60.4% increase in net loss in the three months ended June 30, 2005 in comparison with the three months ended June 30, 2004 is attributable mainly to the decrease in revenue and to the increase in cost of revenue described above.

SIX MONTHS ENDED JUNE 30, 2005 COMPARED WITH SIX MONTHS ENDED JUNE 30, 2004

     REVENUE. Revenues consist of gross sales of our products less discounts. We are currently concentrating on entering and implementing large-scale projects. These potential contracts are subject to a long sales cycle and a fluctuated timetable for entering and implementing such projects. Revenues increased by $242,000, or 44.9%, in the six months ended June 30, 2005 compared to the six months ended June 30, 2004. In the six months ended June 30, 2005, we had revenues of $781,000, compared to $539,000 in the six months ended June 30, 2004, primarily due to our new customers located in the United States.

     COST OF REVENUE. Our cost of revenues consists of materials, sub-contractors and compensation costs. Cost of revenues in the six months ended June 30, 2005 was $489,000, compared to $224,000 in the six months ended June 30, 2004. Cost of revenues as a percentage of sales was 62.6% in the six months ended June 30, 2005, compared with 41.6% in the six months ended June 30, 2004. This increase in cost of revenues is the result of our strategic decision to reduce the price paid by the customer party to one of our new principal contracts.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of compensation costs attributable to employees engaged in ongoing research and development activities, development-related raw materials and sub-contractors, and other related costs. Research and development expenses decreased by $24,000, or 6.1%, to $370,000 in the six months ended June 30, 2005 from $394,000 in the six months ended June 30, 2004. This decrease in research and development expenses is primarily related to the decrease in amortization expenses.

     SELLING AND MARKETING EXPENSES. Selling and marketing expenses consist primarily of costs relating to compensation attributable to employees engaged in sales and marketing activities, promotion, advertising, trade shows and exhibitions, sales support, travel, commissions and related expenses. Selling and marketing expenses increased by $145,000, or 26.1%, to $700,000 in the six months ended June 30, 2005 from $555,000 in the six months ended June 30, 2004. This increase in selling and marketing expenses was primarily due to higher marketing expenses related to the new sales agreements we have entered into. We believe that the significant investment in pre-sales and marketing activities will contribute to our short-term and long-term sales levels.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of compensation costs for administration, finance and general management personnel, insurance, legal, accounting and administrative costs. General and administrative expenses decreased by $25,000, or 8.1 %, to $284,000 in the six months ended June 30, 2005 from $309,000 in the six months ended June 30, 2004. This decrease was primarily related to lower legal expenses.

     FINANCIAL INCOME, NET. Financial income net increased by $7,000 to $17,000 in the six months ended June 30, 2005 from $10,000 in the six months ended June 30, 2004. This increase is due to changes in the exchange rate between the United States Dollar and the Israeli New Shekel.

     NET LOSS. We had a net loss of $1,045,000 in the six months ended June 30, 2005, compared with a net loss of $933,000 in the six months ended June 30, 2004. The 12.0% increase in net loss in the six months ended June 30, 2005 in comparison with the six months ended June 30, 2004 is attributable to the various influences described above.

YEAR ENDED DECEMBER 31, 2004 COMPARED WITH YEAR ENDED DECEMBER 31, 2003

     REVENUES. Revenues consist of gross sales of products. We are currently concentrating on entering and implementing large-scale projects. These potential contracts are subject to a long sales cycle and the timetable for entering and implementing such projects fluctuates. This affected our results in 2004. Our revenues increased by $347,000, or 57%, to $955,000 in 2004 from $608,000 in
2003, primarily due to one of our new customers located in the United States and the new project with MTM Guvenlik ve Holografik Kart Sistemleri A.S.in Turkey. As of December 31, 2004, revenues in the amount of $123,000 were deferred to 2005 due to the implementation of EITF No. 00-21 "Revenue Arrangements with Multiple Deliverables".

     COST OF REVENUES. Cost of revenues consists of materials, sub-contractors and compensation costs. Cost of revenues increased by $279,000, or 208%, to $413,000 in 2004 from $134,000 in 2003. The increase in cost of revenues is mainly due to the increase of sales and the increase of cost as a percentage of revenues. Cost of revenues as a percentage of sales was 43% in 2004, compared with 22% in 2003. The increase in cost of revenues as a percentage of revenues is related to the mix of sales. Our revenues in 2004 consisted of sales of readers and ink, and our sales in 2003 consisted primarily of sales of ink, in which the cost of revenues is much lower.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of compensation costs attributable to employees engaged in ongoing research and development activities, development-related raw materials and sub-contractors, and other related costs. Research and development expenses decreased by $409,000, or 35%, to $775,000 in 2004 from $1,184,000 in 2003. This decrease in research and development expenses is primarily related to our need to use fewer subcontractors in connection with the development of new products and new generations of our existing products.

     SELLING AND MARKETING EXPENSES, NET. Selling and marketing expenses, net, consist primarily of costs relating to compensation attributable to employees engaged in sales and marketing activities, promotion, advertising, trade shows and exhibitions, sales support, travel, commissions and related expenses. Selling and marketing expenses, net, decreased by $321,000, or 21%, to $1,239,000 in 2004 from $1,560,000 in 2003. This decrease in selling and marketing expenses, net, was primarily due to the higher marketing expenses we faced in 2003, which were related to several marketing agreements we had entered into. We believe that our significant investment in sales and marketing activities over time will contribute to our short-term and long-term sales levels.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of compensation costs for administration, finance and general management personnel, office maintenance, insurance, legal, accounting and administrative costs. General and administrative expenses decreased by $140,000, or 19%, to $590,000 in 2004 from $730,000 in 2003. This decrease was primarily a result of lower legal expenses.

     FINANCIAL INCOME, NET. Financial income, net, decreased by $34,000, or 97%, to $1,000 in 2004 from $35,000 in 2003 due to changes in the exchange rate between the United States Dollar and the Israeli New Shekel.

     NET LOSS. We had a net loss of $2,061,0000 in 2004, compared with a net loss of $2,965,000 in 2003, which is a decrease of $904,000, or 31%. The decrease in net loss in 2004 in comparison with 2003 is primarily due to our increase in revenues and decrease in operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

     We have incurred substantial losses since our inception in May 2000. We had an accumulated deficit of approximately $10,819,000 at June 30, 2005, and had a working capital (current assets less current liabilities) of approximately $1,013,000 at June 30, 2005.

     Capital expenditures were approximately $7,000 in the three months ended June 30, 2005 and $28,000 in the three months ended June 30, 2004. Capital expenditures were approximately $11,000 in the six months ended June 30, 2005 and $54,000 in the six months ended June 30, 2004. We do not have any material commitments for capital expenditures for the year ending December 31, 2005.

     At June 30, 2005, we had cash, cash equivalents and short-term deposits of approximately $876,000, compared to $1,682,000 at June 30, 2004. The differences from June 30, 2005 to June 30, 2004 are due to the negative cash flow from operating activities during the last fiscal year.

     We generated negative cash flow from operating activities of approximately $458,000 in the three months ended June 30, 2005 compared to $323,000 in the three months ended June 30, 2004. We generated negative cash flow from operating activities of approximately $761,000 in the six months ended June 30, 2005 compared to $984,000 in the six months ended June 30, 2004.

     We believe that cash generated from operations will provide sufficient cash resources to finance our operations and the projected expansion of our marketing and research and development activities for the next twelve months. However, if our operations do not generate cash to the extent currently anticipated, or we grow more rapidly than currently anticipated, it is possible that we would require more funds than presently anticipated.

     In addition, please see "Recent Developments - Private Placement of Convertible Notes" on page 31 for a description of our recently completed private placement of convertible notes.

RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES

     We believe that our future success will depend on our ability to enhance our existing products and systems and introduce new commercially viable products and systems addressing the demands of the evolving markets for brand and document protection. As part of the product development process, we work closely with current and potential customers, distribution channels and leaders in certain industry segments to identify market needs and define appropriate product specifications. Our employees also participate in industry forums in order to stay informed about the latest industry developments.

     Our research and development expenses were approximately $188,000 in the three months ended June 30, 2005, compared to $196,000 in the three months ended June 30, 2004. Our research and development expenses were approximately $370,000 in the six months ended June 30, 2005, compared to $394,000 in the six months ended June 30, 2004. To date, all research and development expenses have been charged to operating expense as incurred.

     We currently hold four pending patents on our technologies and we have been issued two patents related to our RF technology in the United States. In addition, a patent application for such technology has been approved in the European Union. Currently we are seeking additional protection for such technology in certain European countries.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

     Our contractual obligations and commitments at June 30, 2005 principally include obligations associated with operating lease obligations and the lease of several automobiles. Our total future obligation is approximately $181,000 until 2007. We expect to finance these contractual commitments from cash on hand and cash generated from operations.

                                    BUSINESS

GENERAL

     We develop, market and sell customized authentication systems designed to enhance the security of documents and branded products and to meet the growing demand for protection from counterfeiting and diversion. In this context, "counterfeit items" are imitation items that are offered as genuine with the intent to deceive or defraud. "Diversion" (also termed "parallel trading" or "gray market commerce") is the selling of goods (often genuine goods) in a geographic market where both wholesale and retail prices are high while falsely purchasing them for another market where wholesale prices are lower, thus taking advantage of the price difference between the two markets. We operate within the "authentication industry," an industry that includes a variety of firms providing technologies and services designed to prevent the counterfeiting and diversion of valuable documents and products. The United Kingdom's Counterfeit Intelligence Bureau estimates that losses by companies and governments from counterfeiting and diversion range from $300 billion to as high as $1 trillion annually. Security Solution Consultancy reported that their research had revealed a market of approximately $25 billion for document and product protection - a mere 5% to 6% of the total estimated losses due to counterfeiting.

     Our products are based on two principal technologies - customizable security inks that are suitable for almost every type of digital and impact printing on a wide variety of surfaces or substrates (e.g., paper documents, plastic identification cards, packaging materials and labels), and a sophisticated "full-spectrum" reader that uses proprietary software to quickly analyze marks printed with our specialty inks. Our security solutions are considered to be covert because our specialty inks are indistinguishable from standard non-security inks and are easily incorporated into variable and fully personalized data on documents, products, product labels, packaging, and designs.

     Our ink-based products provide a customized solution by creating a unique chemical code for each product line or document batch that can only be authenticated by our reader. We have applied for three patents covering various methods of marking documents for the purpose of authentication and three patents related to the radio frequency ("RF") technology being developed by us. We are also seeking protection under the Patent Cooperation Treaty. See "Description of Business -- Patents and Proprietary Technology."

     We are currently working on the development of next-generation RF technology that is being designed to enable low-cost tagging of items. This RF technology is being designed to permit "no line of sight" identification and will be suitable for a variety of applications, including authentication, supply chain management and traceability, proof of ownership, and data carrying transactions. If successfully developed, we believe that such technology could eventually replace the familiar barcode technology and other electronic article surveillance solutions currently available. See "Description of Business -- Research and Development" and "Description of Business -- Products."

CORPORATE HISTORY

     We were incorporated under the laws of the state of Nevada on April 22, 1997 under the name "Lil Marc, Inc." We were incorporated as a development stage enterprise in the baby products industry to develop, manufacture and market the "Lil Marc", a plastic toilet training device for young boys. Pursuant to an Agreement and Plan of merger, dated as of July 5, 2002, a wholly owned subsidiary of Lil Marc, Inc., LILM Acquisition Corp., a Delaware corporation, merged with and into InkSure Technologies Inc., a Delaware corporation, or InkSure Delaware. InkSure Delaware was the surviving corporation in the merger and became a wholly owned subsidiary of Lil Marc, Inc.

     Pursuant to the merger agreement, each share of InkSure Delaware common stock outstanding immediately prior to the effective time of the merger was converted into the right to receive one share of our common stock. The total number of issued and outstanding shares of our common stock was 11,982,166 immediately after giving effect to the merger and a reverse stock split that was consummated on October 23, 2002.

     As a result of the merger, the former stockholders of InkSure Delaware held, immediately after the merger, approximately 88.0% of the issued and outstanding shares of our common stock; the remaining 12.0% of the issued and outstanding shares of our common stock were held by the stockholders who held our common stock immediately before the merger became effective. On a fully diluted basis, the former holders of securities of InkSure Delaware held, immediately after the merger, approximately 90.5% of the shares of Lil Marc, Inc. common stock.

     Pursuant to the merger agreement, all outstanding options and warrants to purchase shares of InkSure Delaware common stock were exchanged or converted into options and warrants to purchase shares of our common stock on the same terms and conditions as were in effect prior to the effective time of the merger. The options and warrants issued with respect to such exchanged options and warrants are exercisable for such number of shares of our common stock equal to the number of whole shares of InkSure Delaware common stock subject to each such exchanged option or warrant immediately prior to the effective time of the Merger. The per share exercise price of options and warrants issued by us with respect to the exchanged options and warrants remained unchanged from the per share exercise price of the exchanged options and warrants. Upon consummation of the merger, our board of directors and management resigned and were replaced by InkSure Delaware's board of directors and management, and we began to carry on InkSure Delaware's business activities.

     On October 28, 2002, we also filed an amendment of its Articles of Incorporation to, among other things, change our name from "Lil Marc, Inc." to "InkSure Technologies Inc." Effective on October 30, 2002, the OTC Bulletin Board stock symbol for our common stock was changed from "LILM" to "INKS.OB" We conduct our operations with and through our direct and indirect subsidiaries, InkSure Inc., a Delaware corporation formed in March 2000, IST Operating Inc., a Delaware corporation formed in May 2000 (formerly known as InkSure Technologies Inc. and referred to throughout this prospectus as InkSure Delaware), and InkSure Ltd., which was formed in December 1995 under the laws of Israel. We also have a subsidiary, InkSure RF Inc., a Delaware corporation formed in March 2000, which does not currently conduct any operations.

     On July 8, 2003, we reincorporated as a Delaware corporation by merging with and into a newly formed, wholly owned subsidiary.

MARKET OPPORTUNITY

     In general, brand owners that are victims of counterfeiting do not publicize their losses, nor do they publish their expenditures related to controlling the problem. A survey conducted by the International Anti Counterfeiting Coalition found that Fortune 500 companies reported that they spend an average of between $2 and $4 million per year to combat counterfeiting and some reported spending up to $10 million.

     There are a growing number of companies, banks, organizations and other entities that recognize, acknowledge and are able to quantify or estimate the scope of their counterfeiting problem, and are willing to invest in security solutions to combat them, and are potential customers for our products and services. We believe that the number of entities willing to invest in security solutions will grow as the magnitude of the problem continues to grow.

     Once the end user has decided to implement a security plan and introduce new security features or technology, there are various criteria by which the selected technology will be measured. We believe that our products provide a high level of security and flexibility, while remaining cost-effective. See "Business -- Competition."

TRADITIONAL AUTHENTICATION TECHNOLOGIES

     Technologies used to authenticate and protect products and documents can be divided into two general categories: overt and covert. Overt technologies are visible to the naked eye and are typically used by the consumer to identify the product or document as genuine. Holograms, intricate graphic design and color changing inks are among the most common overt security features used in both products and documents.

     Covert technologies are invisible and, historically, designed to be used by investigators, customs officials and other law enforcement agents to verify authenticity. There are numerous covert technologies currently in use in the market, including specialty substrates (e.g., papers with security fibers or magnetic threads) and in-product marking (e.g., tracers placed in fuels). However, one of the most frequently used features for product and document security is specialty ink for the obvious reason that ink is the main consumable for printing on documents, packaging and labels.

     The rapid rise in counterfeiting and diversion, however, has led to the need for increasingly sophisticated security techniques for companies and organizations to mark and protect high-value products and documents. Accordingly, the market for countermeasures to counterfeiting and diversion is characterized by a constant inflow and introduction of new authentication techniques as a result of rapid technological progress. Complex new technologies that are difficult for counterfeiters to circumvent are in demand.

     Typically, currency and high value documents incorporate more than one security feature (high denominations of United States currency have up to 20 security features). Brand owners are increasingly adopting this same strategy and are using several security features simultaneously to make reproducing the document or packaging increasingly difficult and costly for the counterfeiter. In addition, layered security features provide continued protection for products in the market even if one of the features is compromised.

INKSURE SOLUTIONS

     We believe that our authentication technology can be distinguished from other authentication solutions, such as visible and invisible ultra-violet marks, fluorescent inks, watermarks and fibers, optically variable inks, and holograms, currently offered by our competitors because our solutions offer a high level of security and flexibility while remaining cost-effective. Due to the nature of our technology, which is based upon multi-disciplinary technologies, including chemistry, printing, electro-optics and software, the solution is customized for each customer.

          HIGH LEVEL OF SECURITY. Each security ink manufactured by us has a unique "signature" that is comprised of a variety of factors, including the amounts and the unique properties of the chemicals included in the ink, the type of ink, the ink color, the printing method and the substrate. Since the reader utilized by our solution reads a "full-spectrum" rather than sampling a specific point or points in a signature, a counterfeit item would have to replicate an entire unique signature - i.e., every variable upon which the signature depends - rather than merely replicating certain portions of the signature. In addition, because a coded ink's unique signature is comprised of various factors, with numerous possible permutations thereof, our inks are extremely difficult to reverse engineer. We believe that holograms, color changing inks and other more common overt security features are more easily replicated than our products. In addition, to thwart any counterfeiting attempts that successfully replicated a unique signature, we could alter any of the variables upon which a signature is comprised of and create an entirely new unique signature without significant expense.

          FLEXIBILITY. Our solution is highly flexible, applicable to almost every standard ink or toner used by standard printing devices. In addition, we believe that our specialty inks are suitable for printing on any type of surface or substrate for which digital and impact printing is suitable. Our readers are available either as hand-held devices designed for quick and accurate field inspection, or as a technology that can be integrated in existing terminals and readers (e.g., ATMs, MICR readers and access control systems) to allow automated identification and verification in mass quantities. According to the client's security needs, several different coded inks can be incorporated in a single product or document and the corresponding reader can be programmed to authenticate and verify each of the different codes - and indicate which code was verified.

          COST EFFECTIVE. Our technology provides a cost-effective solution to prevent counterfeiting and diversion because of our positive cost-performance ratio. In addition, because our readers are designed to detect even trace amounts of the specific chemical markers, our solutions provide a relatively high level of security, including through the use of chemicals, such as tagging agents, at reasonable incremental costs to our customers.

MARKETING AND BUSINESS STRATEGY

     Our business strategy utilizes a "razor / razor blade" approach with respect to the sale of our readers and inks. We regard the selling of our proprietary readers as infrastructure similar to a hand held razor, while our specialty inks may be considered analogous to the blades of a razor that represent continuing sales. The potential anti-counterfeit market segments for our products can generally be divided into two major groups: documents (e.g., bank notes, checks, transportation and event tickets, pre-paid telephone cards, identification cards, and passports) and brand products (e.g., pharmaceuticals, software, automotive, toys, and apparel). We have entered into strategic relationships with Sun Chemicals Group B.V. and with Merck KgaA, to leverage the development, distribution and co-marketing of their security products.

     We believe that the most receptive market segment for our authentication applications - the middle and high-end of the security market - includes customers who have experienced significant problems with counterfeiting and have been unable to reduce or eliminate the effects of counterfeiting through the authentication solutions that are more easily circumvented than our solutions. In addition, we have targeted customers that need a covert security feature that is extremely difficult to reverse engineer.

     More specifically, we have identified and targeted the following market segments:

     o PACKAGING. We believe our product may facilitate brand protection through use in 1st level (on the product), 2nd level (on the packaging) and 3rd level packaging (through the use of labels, stickers, etc.). We believe our products are suitable for a number of industries, including consumer goods (e.g., apparel, cosmetics, fragrances, software, tobacco), pharmaceuticals, and industries that rely upon component parts (e.g., automotive, computer hardware).

     o GAMES AND ENTERTAINMENT. Tickets and wrist bands for major sporting events and entertainment venues can be printed using our coded inks and authenticated at the entrance using either hand-held or stationary readers. Similarly, lottery tickets and gaming chips are subject to counterfeiting. Lottery tickets and gaming chips may be authenticated at the time of submission for payment.

     o TRANSPORTATION. Both national and local transportation authorities issue travel passes, season tickets and single-use tickets, all of which are subject to counterfeiting.

     o FINANCIAL DOCUMENTS. Historically checks and other financial documents have incorporated security features in the substrate or the pre-printed form, all in an effort to protect the fixed and variable data imprinted on the document. With our technology, both fixed and variable data can now be protected directly.

     o GOVERNMENT IDENTITY DOCUMENTS. We believe that our ability to mark toners, inkjet ink and thermal transfer ribbons and therefore provide authentication capabilities to the variable data on government identity documents such as passports, visas, driver's licenses, ID cards, birth certificates, and motor vehicle registrations is unique. We view these market segments as requiring a long-term marketing and selling process given the typical government bid process and cycles for initiating new features, as well as government cost constraints.

     o RETAIL VOUCHERS AND GIFT CERTIFICATES. Retail establishments currently use printed vouchers and gift certificates for increased sales. Certificates of Authenticity, which are printed documents that accompany a wide variety of retail goods ranging from software products to luxury goods are also an area of opportunity.

     o TAX STAMPS. Government issued tax stamps for a variety of taxed items such as tobacco, wine, alcohol and export tax stamps offer opportunities for our authentication technology.

     We have focused the bulk of our initial efforts on market segments where we have already achieved market penetration in actual sales and where we believe sales potential is highest - packaging, financial documents, entertainment (i.e., ticketing) and transportation. As a result of this focused strategy, we have increased awareness of our products in these segments, established a presence in targeted markets throughout the world, and formed strategic alliances with companies that provide access to specific markets. See "Business -- Sales and Marketing."

SALES AND MARKETING

     Initially, we relied solely on intermediaries to market and distribute our products and services. However, we currently sell our products and services through a combination of our own sales personnel, strategic alliances and licenses with intermediaries. To date, we have established key strategic alliances or valuable relationships with end-users.

     We had revenues this year pursuant to several orders received from MTM Guvenlik ve Holografik Kart Sistemleri A.S., a corporation incorporated under the laws of Turkey. Pursuant to these orders, MTM Guvenlik, purchases readers and ink for use in hologram-related products. Revenues from this agreement were $237,000 for the fiscal year ended December 31, 2004, representing approximately 25% of our revenues for that year.

     In March 2004 and August 2004 we entered into two sales agreements to supply our authentication solutions to two separate customers in North America for brand protection projects. Each project involves the protection of millions of items using our coding solutions and handheld authentication readers, as well as our quality assurance tools, which are used to ensure that our inks are applied according to specifications. Revenues from these two agreements were $616,000 for the fiscal year ended December 31, 2004, representing approximately 65% of our revenues for that year.

     On June 9, 2003 we entered into a strategic marketing alliance with Sun Chemical Group B.V., the world's largest manufacturer of printing inks. Under such alliance, Sun Chemical will work with us to offer machine-readable ink-based brand and document authentication solutions under the SunSure(TM) brand name. This agreement is terminable by either party on 180 days notice, which such termination becoming effective on April 1, 2005.

     Although we intend to continue marketing our products and services through licensees and strategic alliances, we believe that expanding our customer base through our direct sales personnel and maintaining a direct relationship with the end user are necessary elements to achieving deep market penetration.

PRODUCTS

     We have created "Solution Packages" designed to meet various market needs. These packages rely primarily on our core technology, best described as "line of sight authentication" (i.e. electro-optical detection and analysis of organic and inorganic materials). The micro-processing unit within the readers uses a proprietary algorithm to authenticate genuine codes, as well as differentiate between various codes.

     We have designed several generic readers that provide different levels of security for the various target applications. For specific projects, due to the flexibility upon which the technology is built, we customize the generic readers to fit customer needs according to size and speed. Our current line of products, which support our customizable solutions, include the following:

o    SIGNASURE(TM) -- ADVANCED AUTHENTICATION READERS FOR SMART PROTECTION

     We believe that our new SignaSure(TM) series features advanced readers for fast, on-the-spot authentication of sensitive documents and branded products. The SignaSure(TM) readers are equipped with technology to provide users with maximum value by combining high security, exceptional functionality and cost effective solutions. The readers utilize proprietary algorithms and unique electro-optical techniques to authenticate covert SmartInk(TM) codes, which are created by mixing special chemical markers (taggants) into commercial inks, coatings and other media, and applying them, using standard printing processes, onto documents, tickets, product packaging and labels.

o    TRANSURE(TM) -- AUTOMATIC ANTI-COUNTERFEITING PUBLIC & MASS TRANSIT TICKETS

     We believe that our high-speed and automated TranSure(TM) Security Tickets system improves travelers' satisfaction, enhances security, curbs revenue loss and provides new earning streams. This tickets system has numerous applications such as Mass Transit (bus, rail and tram) System Entry, Travel and Flight Tickets, Automatic Fare Collection (AFC) Systems and Access Control Gate (ACG) Systems.

     We have developed an advanced automatic secure admission tickets and passes system for public transportation and mass-transit systems to prevent the loss of income caused by counterfeit tickets. This system contains features such as invisible coded ink. Our electro-optic detector can only decode these invisible features. Our unique security tickets system is highly flexible and customizable and therefore, can protect all types of tickets: paper cards, PVC, PET, Teslin, magnetic cards, smart cards, contactless smart cards, etc. Our machine-readable encoded tickets ensure maximum security and are processed in fractions of a second, which allows mass-quantity processing and on spot processing (such as at the point-of-entrance to a terminal).

o SORTSURE(TM) -- IN-LINE VERIFICATION FOR HIGH-SPEED PROCESSING, QUALITY CONTROL AND AUDIT FUNCTION

     Our SortSure(TM) readers provide high-speed authentication in mass quantities. The embedded OEM kits enable seamless integration within existing equipment, whether backroom processing units, printing presses or inspection systems in distribution/return centers.

     The readers utilize proprietary technology and unique electro-optical techniques to authenticate covert SmartInk(TM) codes.

o    TRACKSURE(TM) -- DUAL BARCODE READER AND AUTHENTICATOR

     A revolutionary handheld reader that performs barcode reading, authentication and validation against an on-board database with the single push of a button. TrackSure(TM) can read all standard formats of linear barcodes, either visible or invisible, and compare the scanned ID to barcode information stored in the TrackSure(TM) database or a customer's centralized database. In addition, the multi-functional TrackSure(TM) operates as an authentication device to definitively authenticate barcodes printed with InkSure's SmartInk(TM) for secure track and trace applications. User-defined operating modes, including authentication only, barcode reading or a combination of both, allow TrackSure to identify and respond to a multitude of illicit activities on a "stand-alone" basis in the field.

o    SMARTINK(TM) -- MACHINE READABLE AUTHENTICATION CODES FOR ADVANCED SECURITY

     Our SmartInk(TM) codes are secure encoded inks and coatings that provide authentication solutions ranging from a definitive "yes/no" verification to multi functional systems that allow for item identification, track & trace functionality, real-time encoding and debiting applications. SmartInk(TM)codes are created by mixing special chemical markers (taggants) into commercial inks, coatings and other media, and applying them, using any standard printing process, onto documents, tickets, product packaging and labels. All SmartInk(TM) marker/carrier mixtures are allocated with covert signatures, that, while being completely invisible and protected from reverse-engineering attempts, are easily detected by our line of readers, the handheld field verification SignaSure(TM) readers, the automatic TranSure(TM) reader or the high speed SortSure(TM) validator.

o    HOLOSURE(TM) -- COMBINING COVERT & OVERT SECURITY: A MULTI-TIER PROTECTION

     The HoloSure(TM), Machine-Readable Hologram System consists of: a Holographic image and a machine readable, coding. The HoloSure(TM)system combines the benefits of both systems into one feature that contains multiple levels of security.

     The machine-readable element is a unique fingerprint signature of a highly secure code, incorporated in the hologram during standard production. The combination of this with an advanced decoding system, and processing multiple and changeable parameters provides a high level of protection.

     We plan to develop products that permit high volume tagging and authentication without requiring a line of sight. See "Description of Business -- Research and Development."

COMPETITION

     We are aware of other technologies, both covert and overt surface marking techniques, requiring decoding implements or analytical methods to reveal relevant information. These technologies are offered by other companies for the same anti-counterfeiting and anti-diversion purposes that we market our products. Our competitors, many of whom have greater financial resources than us, include:

     o Technology providers, that typically offer a specific range of security solutions.

     o Security printers, which are generally well established companies whose core business is printing. Security printing tends to be segregated from the bulk of the printing industry, implementing fundamentally the same technologies as those generally used by the printing industry but with specific 'twists' that are more complex, difficult to access or expensive to use.

     o Systems Integrators, which have often evolved from other sectors in the printing industry, mainly security print manufacturers, technology providers or packaging and label manufacturers. These companies offer a wide range of security solutions, enabling them to offer a complete suite tailored to the customer's specific needs.

     o Security consultancy groups, which offer a range of technologies from several technology providers and tailor a specific solution to end-customers, based on a preliminary process involving risk analysis and characterization of a comprehensive organizational security program.

     Competition in our markets is based upon price, service, quality, reliability and the ability to offer secure transaction products and services with the flexibility to meet a customer's particular needs. We believe our technology provides a unique and cost-effective solution that has certain common competitive advantages over other technologies. However, even technologies that are not as secure or reliable as our products may be competitive if they are marketed effectively and may also compete on the basis of other criteria, such as price. We believe that prospective customers typically consider the following criteria when choosing a security technology:

     o Level of security (e.g., multi-layer or single layer solution, covert, overt).

     o Ability to support or be integrated with existing production, logistical processes and equipment.

     o    Ease of utilization/verification.

     o Ability to extend the use for various organizational uses (e.g., alteration, simulation, counterfeiting, diversion, supply chain management).

     o Safety and durability (i.e., ability to withstand environmental factors such as temperature, humidity, sunlight).

     o    Consistency and integrity of solution.

     o    Need for protection of variable vs. fixed data.

     o Flexibility of code location (e.g., location on package, on product, on different substrates).

     o In the case of overt features, attractiveness to consumer (i.e., added marketing value).

     o Conclusiveness (i.e., Can the technology provide conclusive evidence of counterfeiting-).

     Strong competitive pricing pressures exist, particularly with respect to products whose customers seek to obtain volume discounts and economies of scale. In addition, alternative goods or services, such as those involving electronic commerce, could replace printed documents and thereby also adversely affect demand for our products.

RESEARCH AND DEVELOPMENT

     The technology and know-how upon which our products are based are subject to continued development of materials and processes to meet the demands of new applications and increased competition. We conduct most of our research and development activities at our facility in Rehovot, Israel. We believe our future success depends upon our ability to identify the requirements for future products and product enhancements, and to define, implement and successfully develop the technologies, including, without limitation, our next generation RF technology, needed to deploy those products and product enhancements.

     We pursue a process-oriented strategy in which it conducts efforts aimed at developing new or enhanced classes of products and services. As part of this strategy, we work closely with current and potential customers, distributors and other members of the industry to identify market needs and define appropriate product specifications. Our research and development expenditures totaled approximately $1,184,000 and $775,000 for fiscal years 2003 and 2004, respectively.

MANUFACTURING AND PRODUCTION

     The principal raw materials used by us for the manufacturing of our specialty inks include trace amounts of various chemicals and inks suitable for various printing methods. We believe that there are many sources for both these chemicals and the printing inks, which we currently purchase from major suppliers in Europe. Some of these chemicals, however, are considered rare, with prices in excess of $20,000 per pound for certain chemicals. We do not believe that we will have difficulty in continuing to procure these chemicals and printing inks given the number of suppliers, including, without limitation, suppliers located in the United States, Europe and Japan, from whom they can be procured. We currently subcontract the manufacturing of our specialty inks to various ink suppliers, who incorporate chemicals provided by us into the inks. To maintain the integrity and security of our specialty inks, we do not disclose the precise chemical ingredients to these ink suppliers.

     The principal raw materials used by us for the manufacturing of our readers include electronic components, optic components, plastics and other raw materials. We believe that these materials are in good supply and are available from multiple sources. We currently utilize subcontractors for the manufacturing of our readers.

PATENTS AND PROPRIETARY TECHNOLOGY

     Although our policy is to file patent applications to protect technology, inventions and improvements that are important to the development of our business, and although we will continue to seek the supplemental protection afforded by patents, we generally consider protection of our products, processes and materials to be more dependent upon proprietary knowledge, know-how and rapid assimilation of innovations than patent protection. We have applied for three patents covering various methods of marking documents for the purpose of authentication and three patents related to the RF technology being developed by us. We are also seeking protection under the Patent Cooperation Treaty. Recently two of our patent applications related to our RF technology was approved and a patent was issued for such technology in the United States. In addition, one of the patent applications for such technology was approved in the European Union. We are now seeking additional patent protection for such technology in certain countries in Europe.

     We require our employees, consultants and advisors to execute confidentiality agreements upon the commencement of any employment or consulting relationship with us. Each agreement provides that all confidential information developed or made known to the individual during the course of the relationship will be kept confidential and not disclosed to third parties except in specified circumstances. In the case of employees, the agreements provide that all inventions conceived by an individual will be the exclusive property of us, other than inventions unrelated to our business and developed entirely on the employee's own time. There can be no assurance, however, that these agreements will provide adequate protection or remedies for misappropriation of our trade secrets in the event of unauthorized use or disclosure of such information or that an independent third party will not develop functionally equivalent technology.

     Our patent position is uncertain and may involve complex legal and factual issues. Consequently, we do not know whether any of our patent applications will result in the issuance of any patents, or whether patents, if issued, will provide significant proprietary protection or will not be circumvented or invalidated. Since patent applications are maintained in secrecy until patents issue, and since publications of discoveries in scientific or patent literature tend to lag behind actual discoveries by several months, we cannot be certain that it was the first creator of inventions covered by pending patent applications or that it was the first to file patent applications for such inventions. Moreover, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office or other patent offices to determine the priority of inventions, which could result in substantial cost to us.

GOVERNMENT REGULATION

     Our scanning device and the next-generation radio frequency technology scanning equipment must comply with the regulations of the United States Federal Communications Commission, or the FCC, which may require certification, verification or registration of the equipment with the FCC. Certification and verification of new equipment requires testing to ensure the equipment's compliance with the FCC's rules. In addition, the equipment must be labeled according to the FCC's rules to show compliance with these rules. Electronic equipment permitted or authorized to be used by the FCC through our certification or verification procedures must not cause harmful interference to licensed FCC users, and it is subject to radio frequency interference from licensed FCC users.

EMPLOYEES

     At September 30, 2005, we had 13 full-time employees located in Israel, including eight engineers, one sales and marketing personnel, three management and administrative personnel, and one operations personnel. In addition, as of September 30, 2005, we had seven employees located in the United States, one of whom is a member of our management, one of whom manages our operations in the United States, with the remaining five being sales, marketing and customer support personnel. We consider our relations with our employees to be satisfactory. We believe our future will depend in large part on our ability to attract and retain highly skilled employees.

     The employees of InkSure Ltd. are entitled to "Dmey Havra'a" as provided in a Collective Bargaining Agreement to which the General Labor Union of the Workers in Israel is a party. Dmey Havra'a is an employee benefit program whereby employees receive payments from their employer for vacation. In addition, InkSure Ltd. pays a monthly amount equal to 14.53% of the salary of each employee to an insurance policy, pension fund or combination of both, according to the request of such employee. Each employee pays a monthly amount to such insurance policy equal to 5% of such employee's salary. InkSure Ltd. pays a monthly amount up to 7.5% of each employee's salary to an educational fund in the name of such employee. Each employee pays a monthly amount to such fund equal to 2.5% of such employee's salary. Our wholly owned subsidiary, InkSure Ltd. makes cars available to some employees for their exclusive use. InkSure Ltd. pays all costs associated with these cars, whether fixed or variable, including without limitation, fuel, repairs and insurance.


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


PROPERTIES

     We maintain our executive offices in approximately 2,000 square feet of space that is located in Fort Lauderdale, FL pursuant to a lease which expires in February 2007. Our monthly lease payments are approximately $2,700 per month. We maintain our research and development facilities in Rehovot, Israel. The facilities we lease in Israel are approximately 1,000 square feet pursuant to a lease expiring in September 2006. Monthly lease payments for such facility are approximately $2,800 per month.

RECENT DEVELOPMENTS - PRIVATE PLACEMENT OF CONVERTIBLE NOTES

     On September 30, 2005, we completed a private placement of convertible notes in the aggregate principal amount of $6,000,000 pursuant to the Securities Purchase Agreement as of such date between us and certain investors listed on the schedule of buyers attached thereto. All of such investors were "accredited" as such term is defined under Rule 506 under the Securities Act of 1933. The Irrevocable Trust of James E. Lineberger u/a 12/17/98, affiliated with James E. Lineberger, a member of our Board of Directors, purchased $300,000 of the convertible notes. The private placement resulted in gross proceeds of $6,000,000 before placement agent fees and expenses associated with the transaction estimated to be $620,000.

     The convertible notes issued by us in the private placement are unsecured and will become due on September 30, 2010, as may be extended at the option of the investors in certain circumstances. Prior to maturity, the convertible notes will be interest-only, with interest payments due quarterly at the rate of 4% per year.

     The convertible notes are convertible initially into 2,000,000 shares of our common stock at an initial conversion price per share of $3.00, subject to full ratchet anti-dilution protection with respect to any future stock issuances below such conversion price. For the first 18 months following the effectiveness of a registration statement covering the shares of common stock underlying the convertible notes, the investors will have the right to participate up to one-third with any subsequent equity or equity-linked capital raising by us.

     We shall have the right, in our sole discretion, to require that all of the outstanding convertible notes be redeemed at a price equal to 125% of the sum of
(i) the remaining principal, (ii) accrued and unpaid interest with respect to such principal and (iii) accrued and unpaid late charges with respect to such principal and interest, if a merger or acquisition, pursuant to which holders of common stock are to receive consideration consisting solely of cash, is consummated at any time while the convertible notes remain outstanding and certain other conditions are met. Furthermore, the anti-dilution protection and participation right outlined in the preceding paragraph will terminate if we are acquired by a publicly traded corporation having an equity market capitalization exceeding $150,000,000 and certain other conditions are met.

     We may require the investors to convert all or any portion of the convertible notes into shares of common stock if the volume weighted average price of the common stock exceeds (i) $6.50 for any 20 trading days in any 30 consecutive trading day period after September 30, 2006 or (ii) $5.50 for any 20 trading days in any 30 consecutive trading day period after September 30, 2007 and certain other conditions are met.

                               LEGAL PROCEEDINGS

     On December 12, 1999, Secu-Systems filed a lawsuit with the District Court in Tel Aviv-Jaffa against Supercom Ltd. (InkSure Delaware's former parent company) and InkSure Ltd. seeking a permanent injunction and damages. The plaintiff asserted in its suit that the printing method applied to certain products that have been developed by InkSure Ltd. constitutes inter alia: (a) breach of a confidentiality agreement between the plaintiff and Supercom; (b) unjust enrichment of Supercom and InkSure Ltd.; (c) breach of fiduciary duties owed to the plaintiff by Supercom and InkSure Ltd.; and (d) a tort of misappropriation of trade secret and damage to plaintiff's property. Secu-Systems seeks, among other things, an injunction and a 50% share of profits from the printing method at issue. We received a letter, dated July 30, 2005, from the law firm of Yossi Avraham & Co., which states that, based on the facts provided to it by Supercom and InkSure Ltd., the chances are good that a court would not grant the permanent injunction or award damages of a substantial amount in connection with the litigation. At the beginning of 2004 we submitted our closing arguments to the court, and Secu-Systems replied to our closing arguments. We expect the Court to render its decision at the beginning of 2006. We have not made any accruals in connection with this lawsuit.


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


                DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

     Set forth below are the names of the persons nominated as directors, their ages, their offices with us, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

NAME                  AGE         POSITION
----                  ---         --------
Elie Housman          68          Chief Executive Officer, Chairman and Director
Yaron Meerfeld        45          Chief Operating Officer and Director
James E. Lineberger   68          Director
Philip M. Getter      67          Director
Michael Acks          37          Director
Albert Attias         76          Director
David W. Sass         69          Director

     ELIE HOUSMAN joined us in February 2002 as Chairman and as a director. As of May 2005 he was also appointed as our CEO. Mr. Housman was a principal at Charterhouse Group International, a privately held merchant bank, from 1989 until June 2001. At Charterhouse, Mr. Housman was involved in the acquisition of a number of companies with total sales of several hundred million dollars. Prior to Charterhouse, he was co-owner of AP Parts, a $250 million automotive parts manufacturer. Mr. Housman was also the Chairman of Novo Plc. in London, a leading company in the broadcast storage and services industry. At present, Mr. Housman is a director of two public companies, ICTS International, N.V., a prominent aviation security company listed on The Nasdaq Stock Market and EVCI Career Colleges Incorporated, which is listed on The Nasdaq SmallCap Market and the Boston Stock Exchange, and in addition, Mr. Housman serves as a director for a number of privately held companies in the United States.

     YARON MEERFELD joined us in November 2001 as Chief Executive Officer and as a director. As of May 2005 he resigned as the CEO and was appointed as our COO. During the prior seven years, Mr. Meerfeld developed expertise in authentication and multi-layered security systems for documents, passports, ID cards and smart cards as Managing Director of Kromotek, Inc. and as the Vice President for Sales and Marketing at SuperCom. Prior to joining SuperCom, he served as Vice President for Sales and Marketing at APPLItec Ltd., Director of International Sales and Marketing at IIS Ltd. and in senior sales positions at Eichut Microcomputers, Ltd. Mr. Meerfeld holds a B.Sc. in Economics and Business from Bar Ilan University and an M.B.A. from Tel Aviv University in Israel.

     JAMES E. LINEBERGER joined us in September 2002 as a director and a member of the Audit Committee. Mr. Lineberger is the Managing Member of Lineberger & Co., LLC, a private investment company specializing in leveraged buyouts and venture capital. Prior to founding the firm and its predecessor in 1969, Mr. Lineberger was a member of the corporate finance department of Smith Barney & Co. Inc. Mr. Lineberger was a director of Sensormatic Electronics Corporation from 1969 until 2001, the leading global supplier of electronic article surveillance equipment and systems, and also served as Chairman of the Executive Committee from 1974 until 1998 and Co-Chief Executive Officer from January 1998 through July 1998. He also served as Chairman of the Board of Hilite Industries, Inc., a manufacturer of highly engineered parts for the automotive industry, from 1986 until 1999.

     PHILIP M. GETTER joined us in January 2004 as a director and is Chairman of the Audit Committee. Since December 2000, he has been a partner of DAMG Capital LLC, an investment bank. From 1996 to December 2000, he was managing director and head of corporate finance of Prime Charter Ltd. Mr. Getter has more than 30 years of experience in the securities industry. From 1975 to 1982, he was Chairman and Chief Executive Officer of Generics Corporation of America, a public company that was one of the largest generic drug companies in the United States. Mr. Getter is a director and Chairman of the Audit Committees of both EVCI Career Colleges and ICTS International NV, both public companies. He has been a member of the League of American Theatres and Producers, serves as Advisor to the American Theatre Wing and is a Trustee of the Kurt Weill Foundation for Music. He has produced events for Broadway, film and television. Mr. Getter received his B.S. in Industrial Relations from Cornell University.

     MICHAEL ACKS joined us in January 2004 as a director and a member of the Audit Committee. Mr. Acks has served as President of RMC Capital, LLC, an investment company, since it's inception in March 1998. During that time, he has spent periods as a part-time CFO for many of RMC's portfolio companies. From May 1993 to March 1998, Mr. Acks served as Vice President and Controller of ValuJet Airlines (now known as AirTran Airlines, Inc). Mr. Acks worked at Deloitte and Touche from January 1990 until May 1993, last serving as a Senior Auditor. Mr. Acks is a graduate of The Georgia Institute of Technology.

     ALBERT ATTIAS joined us in March 2002 as a director. Mr. Attias joined The El-Ad Group, Ltd. as President in September 1996 and served as a director of The El-Ad Group, Ltd. until 2004. Prior to 1996, Mr. Attias was Deputy General Manager in the Mercantile Discount Bank, Ltd. in Tel Aviv for twelve years. Previously, Mr. Attias worked at Barclays Bank.

     DAVID W. SASS joined us in February 2003 as a director. Mr. Sass is the Secretary and a director of Pioneer Commercial Funding and a director and officer of several other private companies. For the past 44 years, Mr. Sass has been a practicing attorney in New York City and is currently a senior partner in the law firm of Mclaughlin & Stern, LLP, a Director of ICTS International N.V. and an honorary trustee of Ithaca College.

AUDIT COMMITTEE

     During the fiscal year ended December 31, 2004, there were four meetings of the Audit Committee. The Audit Committee has three members: Mr. James E. Lineberger, Mr. Philip M. Getter and Mr. Michael Acks. The Audit Committee has the authority to retain and terminate the services of the Company's independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the Audit Committee satisfy the current independence standard promulgated by the Securities and Exchange Commission, as such standards apply specifically to members of audit committees. The Board of Directors has determined that Mr. Philip M. Getter and Mr. Michael Acks are each an "audit committee financial expert" as the Securities and Exchange Commission has defined that term in Item 401 of Regulation S-B.

EXECUTIVE OFFICERS

     The names of, and certain information regarding, our executive officers who are not also directors are set forth below. Except for executive officers that have employment agreements with us, the executive officers serve at the pleasure of the board of directors.

NAME             AGE            POSITION
----             ---            --------
Eyal Bigon       39             Chief Financial Officer, Secretary and Treasurer

     EYAL BIGON, C.P.A., joined us in January 2002 as Chief Financial Officer, Secretary and Treasurer. As of October 2003 he was appointed as the CEO of our Israeli subsidiary, InkSure Ltd. During the prior five years, he was the Chief Financial Officer of RiT Technologies (NASDAQ: RITT), a leading provider of integrated network management solutions for the communications market. Prior to joining RiT, Mr. Bigon held financial positions at Tadiran (a formerly public company involved in the technology sector) and IBM. Mr. Bigon has a B.A. in Accounting and Economics and an M.B.A. in Marketing and International Management from Tel-Aviv University.


                             EXECUTIVE COMPENSATION

     On October 23, 2002 as a result of a "reverse merger" transaction, a wholly owned subsidiary of Lil Marc, Inc. merged with and into InkSure Technologies Delaware, Inc., or Old InkSure, pursuant to which Old InkSure became a wholly-owned subsidiary of Lil Marc in a transaction accounted for as a reverse acquisition of Lil Marc by Old InkSure. Prior to the reverse merger, Lil Marc was a non-operating public shell corporation with nominal assets. Following the reverse merger, the management of Old InkSure controlled the merged company and the principal shareholders of Old InkSure became principal shareholders of the merged company. Following the closing of the reverse merger, Lil Marc changed its name to InkSure Technologies Inc. As a result of the reverse merger transaction, Old InkSure continued as an operating entity, changed its name to IST Operating Inc., and remained our wholly owned subsidiary. The historical financial statements of Old InkSure replaced those of Lil Marc. However, the information provided in this section is presented on an annualized basis rather than pro rated over the period of time such executive has been with us.

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth summary information as to compensation received by our Chief Executive Officer and each of the four other most highly compensated executive officers who were employed by us at the end of December 31, 2004 and who earned more than $100,000 during such fiscal year (collectively, the "named executive officers") for services rendered to us in all capacities during the three fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002. The table does not include summary information as to our executive officers prior to the reverse merger.

                                          Annual Compensation                         Long-Term Compensation
                                -------------------------------------    --------------------------------------------------
                                                                                Awards            Payouts
                                                                         --------------------     -------
                                                                                    Securities
      Name and                                            Other         Restricted  Underlying
      Principal                                           Annual          Stock      Options/      LTIP         All Other
      Position         Year     Salary     Bonus     Compensation (1)    Awards       SARs(#)     Payouts      Compensation
      --------         ----     ------     -----     ----------------    ------       -------     -------      ------------

Yaron Meerfeld
Chief Operating
Officer (Chief        2002     $121,475      $0           $13,000            $0         57,000      $0              $0
Executive Officer     2003     $148,000      $0           $12,000            $0              0      $0              $0
prior to  May 2005)   2004     $160,000      $0           $12,000            $0        250,000      $0              $0

Elie Housman
Chief Executive
Officer (effective    2002     $ 53,172      $0                              $0        478,467      $0              $0
May 2005) and         2003     $ 75,000      $0                              $0              0      $0              $0
Chairman              2004     $ 75,000      $0                              $0        250,000      $0              $0

Eyal Bigon
Chief Financial       2002     $105,315      $0           $12,000            $0         55,000      $0              $0
Officer, Secretary    2003     $121,000      $0           $12,000            $0         25,000      $0              $0
and Treasurer         2004     $127,000      $0           $12,000            $0        110,000      $0              $0

----------
(1) Other Annual Compensation during the 2002, 2003 and 2004 fiscal years consisted of a company car that was provided to each of Messrs. Meerfeld and Bigon.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding each stock option granted during fiscal year 2004 to each of the named executive officers.

                                                    Individual Grants
                            ---------------------------------------------------------------
                               Number of         % of Total
                              Securities        Options/SARs        Exercise
                              Underlying         Granted to          or Base
                             Options/SARs       Employees in          Price        Expiration
     Name                   Granted (#)(1)       Fiscal Year        ($/Share)          Date
     ----                   ---------------      -----------        ---------          ----
Yaron Meerfeld                 200,000 (2)           30.0%            $0.80           2/24/09
                                50,000 (3)            7.5%            $1.25          12/09/09

Elie Housman                   200,000 (2)           30.0%            $0.80           2/24/09
                                50,000 (3)            7.5%            $1.25          12/09/09

Eyal Bigon                     100,000 (2)           15.0%            $0.80           2/24/09
                                10,000 (3)            1.5%            $1.25          12/09/09

----------
(1) The options were granted pursuant to our 2002 Employee, Director and Consultant Stock Option Plan.

(2) These options vest and become exercisable over a two-year period with 50% vesting on the annual anniversary.

(3) These options vest and become exercisable over a two-year period with 33% vesting upon issuance and 33% vesting on the annual anniversary of issuance for the subsequent two years.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information regarding the exercises of options by each of the named executive officers during the 2004 fiscal year. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2004 and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the common stock.

                         Shares                           Number of Securities          Value of the Unexercised
                      Acquired On        Value       Underlying Unexercised Options     In-The-Money Options at
       Name             Exercise      Realized (1)         At Fiscal Year-End             Fiscal Year-End (2)
       ----             --------      ------------         ------------------             -------------------
                                                      Exercisable     Unexercisable   Exercisable   Unexercisable
                                                      -----------     -------------   -----------   -------------
Yaron Meerfeld             0               $0                73,667          233,333      $ 25,650         $90,000
Elie Housman               0               $0               495,134          233,333      $135,885         $90,000
Eyal Bigon                 0               $0                53,000          137,000      $ 14,850         $54,900

----------
(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) The value of unexercised in-the-money options at fiscal year end assumes a fair market value for our common stock of $1.25, the closing sale price per share of the our common stock as reported on the OTC Electronic Bulletin Board on December 31, 2004.

COMPENSATION OF DIRECTORS

     Our policy is to pay no cash compensation to members of the board of directors for attendance at board of directors meetings or committee meetings.

     Directors are entitled to receive options under our 2002 Employee, Director and Consultant Stock Option Plan. On February 24, 2004, we granted options to purchase shares of common stock to each of our non-employee directors during the fiscal year ended December 31, 2004. Each director received: base quantity of 22,000 options and additional options based on such person's membership in Committees of the Board of Directors. The exercise price of such options was $0.80, the market price on the date of grant. Such options become exercisable over a one-year period.

STOCK OPTION PLAN

     We adopted the 2002 Employee, Director and Consultant Stock Option Plan, or the Plan, in October 2002. The purpose of the Plan is to provide an additional incentive to attract and retain qualified competent persons who provide services and upon whose efforts and judgment our success is largely dependent, through the encouragement of stock ownership in us by such persons. In furtherance of this purpose, the Plan authorizes, among other things: (a) the granting of incentive or nonqualified stock options to purchase our common stock to persons selected by the administrators of the Plan from the class of all of our regular employees, including officers who are regular employees, and directors; (b) the granting of nonqualified stock options to purchase our common stock to persons selected by the administrators of the Plan from the class of our consultants and advisors; and (c) the use of already owned shares of our common stock as payment of the exercise price for options granted under the Plan.

     The Plan allows us to grant options. A total of 3,500,000 shares of common stock are reserved for issuance under the Plan. Either the stockholders or the Board may amend the Plan, provided that any amendment approved by the Board, which, as determined by the Board, is of a scope that requires stockholder approval in order to ensure favorable federal income tax treatment for any incentive stock options under Section 422 of the Internal Revenue Code, as amended, or the Code, is subject to obtaining such stockholder approval. All of our employees and consultants and the members of the Board are eligible to participate in the Plan.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     On February 6, 2002, Old InkSure entered into a two-year employment agreement with Elie Housman, our Chairman. The agreement provides for an annual base salary of $75,000. Pursuant to the agreement, Old InkSure granted to Mr. Housman seven-year options to purchase 478,469 shares of Old InkSure common stock, which options are exercisable at a price per share of $0.966. The options granted to Mr. Housman were not granted pursuant to Old InkSure's option plan. All of such options have vested. Either party may terminate the agreement on ten days' prior written notice or upon the occurrence of certain events constituting cause or good reason. In the event the agreement is terminated without cause or for good reason, Mr. Housman would be entitled to a lump sum severance payment equal to Mr. Housman's annual base salary. The agreement also contains customary provisions with respect to benefits, reimbursement of expenses, confidentiality and non-competition. In connection with the merger of Old InkSure with our wholly owned subsidiary, we assumed the rights and obligations of this agreement and the options to purchase shares of Old InkSure common stock were converted into options to purchase shares of our common stock. In February 2004 this employment agreement was extended for an additional two-year term without any change in the annual base salary and no new issuance of options. In May 2005, in connection with Mr. Housman being appointed our CEO, his annual salary was increased to $120,000 and he received 250,000 five-year options to purchase shares of our common stock.

     On February 10, 2003, we entered into an employment agreement with Yaron Meerfeld, our Chief Executive Officer. In May 2005 Mr. Meerfeld resigned as the Chief Executive Officer and was appointed as our Chief Operating Officer. The terms of his employment agreement did not change as a result of this change in positions. The agreement provides for an annual base salary of $108,000 plus customary payments that are made to employees in Israel and the use of a company automobile. Mr. Meerfeld may terminate the agreement on 180 days' prior written notice and we may terminate the agreement on 270 days' prior written notice, provided that we may terminate the agreement without prior notice upon the occurrence of certain events constituting justifiable cause. The agreement also contains customary provisions with respect to benefits, reimbursement of expenses and confidentiality.

     On February 10, 2003, we entered into an employment agreement with Eyal Bigon, our Chief Financial Officer, Secretary and Treasurer. The agreement provides for an annual base salary of $90,000 plus customary payments that are made to employees in Israel and the use of a company automobile. Mr. Bigon may terminate the agreement on 180 days' prior written notice and we may terminate the agreement on 270 days' prior written notice, provided that we may terminate the agreement without prior notice upon the occurrence of certain events constituting justifiable cause. The agreement also contains customary provisions with respect to benefits, reimbursement of expenses and confidentiality.

     The outstanding option agreements issued under our option plan provide for acceleration of the vesting of the options granted upon or in connection with a change in control.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of October 11, 2005 concerning the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, each current member of the board of directors, each executive officer named in the Summary Compensation Table in this prospectus, and all directors and current executive officers as a group.


                                                   SHARES BENEFICIALLY OWNED (1)
                                                   -----------------------------
NAME AND ADDRESS**                                    NUMBER          PERCENT
------------------                                    ------          -------

ICTS International N.V. (2)                           5,456,630         34.5%

Smithfield Fiduciary LLC (3)                          1,566,667          9.4%

Albert Attias (4)                                        46,000          *

Yaron Meerfeld (5)                                      718,085          4.7%

Elie Housman (6)                                      1,121,907          7.1%

Eyal Bigon (7)                                          122,334          *

James E. Lineberger (8)                                 969,363          6.2%

Michael Acks (9)                                         27,000          *

David W. Sass (10)                                       60,706          *

Philip M. Getter (11)                                   104,530          *

All directors and current executive officers
as a group (8 persons) (12)                           3,169,925         18.8%

----------

     * Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

     ** Except as otherwise indicated, the address of each beneficial owner is c/o InkSure Technologies Inc., 1770 N.W. 64th Street, Suite 350, Fort Lauderdale, Florida 33309.

     (1) The number of shares of common stock issued and outstanding on October 11, 2005 was 15,161,325. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding at October 11, 2005, plus shares of common stock subject to options and warrants held by such person as of at October 11, 2005 or exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

     (2) Includes 544,118 shares of common stock and warrants to purchase 544,118 shares of common stock which are exercisable within 60 days which are beneficially owned by ICTS-USA, Inc., a wholly owned subsidiary of ICTS International, Inc.; 3,075,676 shares of common stock owned by ICTS Information Systems, B.V., a wholly owned subsidiary of ICTS International, Inc.; and 86,957 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days. ICTS International, N.V.'s address is One Rockefeller Plaza, Suite 2412, New York, New York 10020.

     (3) Includes 1,566,667 shares of common stock underlying convertible notes which are currently convertible within 60 days. Smithfield Fiduciary LLC's address is c/o Highbridge Capital Management, LLC, 9 West 57th Street, 27th Floor, New York, New York 10019.

     (4) Includes 46,000 shares of common stock underlying options which are currently exercisable or exercisable within 60 days.

     (5) Includes 232,491 shares of common stock underlying options and warrants which are currently exercisable or exercisable within 60 days.

     (6) Includes 742,195 shares of common stock underlying options and warrants which are currently exercisable or exercisable within 60 days.

     (7) Includes 122,334 shares of common stock underlying options which are currently exercisable or exercisable within 60 days.

     (8) Includes 56,000 shares of common stock underlying options which are currently exercisable or exercisable within 60 days and 100,000 shares of common stock owned by the James E. Lineberger IRA. Includes shares held by the Irrevocable Trust of James E. Lineberger u/a 12/17/98, which holds 255,744 warrants to purchase common stock which are currently exercisable or exercisable within 60 days, 100,000 shares of common stock underlying convertible notes which are currently issuable or issuable within 60 days and 457,619 shares of common stock. Mr. Lineberger does not have voting or dispositive authority over the shares held by the trust. Does not include shares held by L & Co., LLC, which holds 153,452 warrants to purchase common stock which are currently exercisable or exercisable within 60 days and 299,571 shares of common stock. Mr. Lineberger is the Managing Member of Lineberger & Co., LLC. Lineberger & Co., LLC is the Manager of L & Co., LLC. Mr. Lineberger has no direct ownership in such securities owned by L & Co., LLC.

     (9) Includes 27,000 shares of common stock underlying options which are currently exercisable or exercisable within 60 days.

     (10) Includes 53,353 shares of common stock underlying options and warrants which are currently exercisable or exercisable within 60 days.

     (11) Includes 67,765 shares of common stock underlying options and warrants which are currently exercisable or exercisable within 60 days.

     (12) Includes shares of common stock underlying options and warrants which are currently exercisable or exercisable within 60 days.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of the common stock, to file with the Securities and Exchange Commission, or the SEC, initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock and our other equity securities. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2004 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that the following persons did not file a Form 3 in connection with the issuance of options in February 2004:
Philip M. Getter and David W. Sass. In addition, ICTS International N.V. did not file a Form 4 in connection with its April 2004 purchase of common stock and warrants to purchase common stock.

                             SELLING SECURITYHOLDERS

     The selling securityholders identified below are offering, in the aggregate, 5,450,000 of their shares of common stock, consisting of the following:

     o 875,000 shares of common stock issuable upon the exercise of warrants issued to various investors on April 8, 2004 at an exercise price of $1.00;

     o 2,600,000 shares of the common stock issuable upon the conversion of convertible notes issued to investors on September 30, 2005 with a conversion price of $3.00, which amount includes an additional 600,000 shares to account for possible adjustments to the conversion price; and

     o 1,975,000 shares of common stock issued and outstanding and held by securityholders.

     Of the 5,450,000 shares being offered hereby, 2,600,000 shares of common stock being offered by the selling securityholders are issuable upon conversion of the convertible notes. For additional information regarding the issuance of those convertible notes, see "Recent Developments - Private Placement of Convertible Notes" above. We are registering the shares of common stock in order to permit such selling securityholders to offer the shares for resale from time to time. Except for the ownership of the convertible notes issued pursuant to the securities purchase agreement, such selling securityholders have not had any material relationship with us within the past three years.

     The table below lists the selling securityholders and other information regarding the beneficial ownership of the shares of common stock by each such selling securityholders. The second column lists the number of shares of common stock beneficially owned by each such selling shareholder, based on its ownership of the convertible notes, as of October 11, 2005, assuming conversion of all convertible notes held by such selling securityholders on that date, without regard to any limitations on conversions.

     The third column lists the shares of common stock being offered by this prospectus by such selling securityholders.

     In accordance with the terms of registration rights agreement with such selling securityholders, this prospectus generally covers the resale of at least 130% of the sum of the number of shares of common stock issuable upon conversion of the convertible notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the convertible notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by such selling securityholders pursuant to this prospectus.

     Under the terms of the convertible notes, such selling shareholder may not convert the convertible notes to the extent such conversion would cause such selling securityholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% (but with respect to Smithfield Fiduciary LLC, 9.99%) of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted. The number of shares in the second column does not reflect this limitation. Such selling securityholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

     The following table sets forth the securityholders who are offering their shares for sale under this prospectus, the amount of shares owned by such securityholder prior to this offering, the amount to be offered by such securityholder and the amount to be owned by such securityholders following completion of the offering. The prior to offering figures are as of October 11, 2005. All share numbers are based on information that these securityholders supplied to us. This table assumes that each securityholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Securityholders are not required to sell their shares. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

     The percentage interest of each selling securityholder is based on the beneficial ownership of that selling securityholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to that selling securityholder (but not any other selling securityholder) when exercising warrants or other rights in the future.

                                                   SHARES            SHARES
                                                BENEFICIALLY      BENEFICIALLY        SHARES         OWNERSHIP        OWNERSHIP
                                              OWNED BEFORE THE     OWNED AFTER     OFFERED FOR     PERCENT PRIOR    PERCENT AFTER
SELLING STOCKHOLDER                               OFFERING        THE OFFERING         SALE       TO THE OFFERING    THE OFFERING
-------------------------------------------   ------------------ ---------------- --------------- ----------------------------------
Robert H. Lessin Venture Capital LLC (1)            294,118               0            294,118         1.92              0
Douglas L. Getter (2)                                58,824               0             58,824            *              0
Arthur C. Liebler (3)                               147,058               0            147,058            *              0
Daniel Cohen (4)                                     73,530               0             73,530            *              0
Zamir Ben-Zion (5)                                  147,059               0            147,059            *              0
Spencer Corporation (6)                             294,118               0            294,118         1.92              0
Ruth Reinich (7)                                    147,059               0            147,059            *              0
Ralph Reis                                          100,000               0            100,000            *              0
Hebrides Offshore Fund Ltd.                         200,000               0            200,000         1.31              0
Hebrides LP                                         550,000               0            550,000         3.62              0
Peter R. McMullin                                   100,000               0            100,000            *              0
Gary N. Moss                                         25,000               0             25,000            *              0
M.T. Dawson Family Trust                             50,000               0             50,000            *              0
Lori and Clement Winke                               75,000               0             75,000            *              0
Ronald Assaf (8)                                    499,361         293,479            205,882         3.25              1.92
RGA Irrevocable Trust (9)                           499,361         293,479            205,882         3.25              1.92
Irrevocable Trust of James E. Lineberger
u/a 12/17/98 (10)                                   813,363         713,363            100,000         5.24              4.62
Yoav Gottesman (11)                                 179,974           3,504            176,470         1.19                *
Smithfield Fiduciary LLC (12)                     1,566,667               0          1,566,667         9.36              0
Iroquois Master Fund Ltd (13)                        83,333               0             83,333            *              0
Omicron Master Trust (14)                           250,000               0            250,000         1.62              0

     * Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

          (1) Includes 147,059 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of October 11, 2005.

          (2) Includes 29,412 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of October 11, 2005.

          (3) Includes 73,529 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of October 11, 2005.

          (4) Includes 36,765 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of October 11, 2005.

          (5) Includes 73,529 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of October 11, 2005.

          (6) Includes 147,059 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of October 11, 2005.

          (7) Includes 73,529 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of October 11, 2005.

          (8) Includes 179,028 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of October 11, 2005.

          (9) Ronald J. Asaaf, the trustee of RGA Irrevocable Trust has served as the CEO - Global sales and marketing -U.S. Operations for InkSure Inc. since September 2002. InkSure Inc. is one of our wholly owned subsidiaries. Includes shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of October 11, 2005.

          (10) James E. Lineberger currently serves as one of our directors. See Note (8) to the table of Security Ownership of Certain Beneficial Owners and Management. Includes 255,744 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of October 11, 2005 and 100,000 shares of common stock currently underlying convertible notes which are currently issuable or issuable within 60 days of October 11, 2005.

          (11) Includes 109,974 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of October 11, 2005.

          (12) Represents shares of common stock underlying outstanding convertible notes. Highbridge Capital Management, LLC ("Highbridge") is the trading manager of Smithfield Fiduciary LLC ("Smithfield") and consequently has voting control and investment discretion over the shares of common stock held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.

          (13) Represents shares of common stock underlying outstanding convertible notes. Mr. Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares.

          (14) Represents shares of common stock underlying outstanding convertible notes. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of October 3, 2005, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock issuable upon conversion of the convertible notes to permit the resale of these shares of common stock by the holders of the convertible notes from time to time. In this section of the prospectus, the term "selling securityholder" means and includes: (1) the persons identified in the tables above as the selling securityholders and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

     The selling securityholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

     o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     o through the writing of options, whether such options are listed on an options exchange or otherwise;

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o    sales pursuant to Rule 144;

     o broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     If the selling securityholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling securityholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

     The selling securityholders may pledge or grant a security interest in some or all of the warrants, convertible notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling securityholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling securityholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

     The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

     We will pay all expenses of the registration of the shares of common stock, estimated to be $38,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

     Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following description of our capital stock does not purport to be complete. For a complete description please refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by applicable provisions of Delaware law.

     We are authorized to issue up to 35,000,000 shares of common stock, $0.01 par value per share, of which 15,161,325 shares were issued and outstanding as of September 30, 2005. Our certificate of incorporation authorizes 10,000,000 shares of "blank check" preferred stock, par value $0.01 per share, none of which are outstanding.

COMMON STOCK

     Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our board of directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

     Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

     All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable.

PREFERRED STOCK

     None of the 10,000,000 "blank check" preferred shares are currently outstanding. Our board of directors have the authority, without further action by the holders of the outstanding common stock, to issue shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

WARRANTS

     As of September 30, 2005, we had warrants to purchase 3,666,971 shares of common stock outstanding as follows:

     Warrants for 1,434,787 shares of common stock exercisable at $2.17 per share; warrants for 277,772 shares of common stock exercisable at $1.61 per share; warrants for 1,904,412 shares of common stock exercisable at $1.00 per share and warrants for 50,000 shares of common stock exercisable at $1.40 per share. All of such warrants contain provisions for cashless exercise.

     The exercise price of the warrants and the number of shares issuable upon exercise of the warrants are subject to adjustment to protect against dilution in certain events such as stock splits, combinations, subdivisions and reclassifications.

CONVERTIBLE NOTES

     As of September 30, 2005, we had convertible notes outstanding in the aggregate principal amount of $6,000,000, with a conversion price of $3.00.

     The convertible notes are unsecured and will become due on September 30, 2010, as may be extended at the option of the investors in certain circumstances. Prior to maturity, the convertible notes will be interest-only, with interest payments due quarterly at the rate of 4% per year.

     The convertible notes are convertible initially into 2,000,000 shares of our common stock at an initial conversion price per share of $3.00, subject to full ratchet anti-dilution protection with respect to any future stock issuances below such conversion price. For the first 18 months following the effectiveness of a registration statement covering the shares of common stock underlying the convertible notes, the investors will have the right to participate up to one-third with any subsequent equity or equity-linked capital raising by us.

     We shall have the right, in our sole discretion, to require that all of the outstanding convertible notes be redeemed at a price equal to 125% of the sum of
(i) the remaining principal, (ii) accrued and unpaid interest with respect to such principal and (iii) accrued and unpaid late charges with respect to such principal and interest, if a merger or acquisition, pursuant to which holders of common stock are to receive consideration consisting solely of cash, is consummated at any time while the convertible notes remain outstanding and certain other conditions are met. Furthermore, the anti-dilution protection and participation right outlined in the preceding paragraph will terminate if we are acquired by a publicly traded corporation having an equity market capitalization exceeding $150,000,000 and certain other conditions are met.

     We may require the investors to convert all or any portion of the convertible notes into shares of common stock if the volume weighted average price of the common stock exceeds (i) $6.50 for any 20 trading days in any 30 consecutive trading day period after September 30, 2006 or (ii) $5.50 for any 20 trading days in any 30 consecutive trading day period after September 30, 2007 and certain other conditions are met.

     Under a Registration Rights Agreement entered into between us and the investors listed on the schedule of buyers attached thereto, we are required to use our best efforts to file a Registration Statement on Form SB-2 covering 130% of the shares of common stock underlying the convertible notes (to provide for possible adjustments to the conversion price) as soon as practicable after the closing, but in no event later than 45 calendar days from the closing, and to use our best efforts to cause such registration statement to become effective as soon as possible, but in any event within 90 calendar days (or 120 days in the case of a full review by the Securities and Exchange Commission) from the closing. If such registration statement is not filed or declared effective in a timely manner as provided above or is not maintained effective, we will be subject to certain monetary penalties, as set forth in the Registration Rights Agreement.

     No indebtedness, except Senior Permitted Indebtedness as defined, shall be senior to any indebtedness under the convertible notes. The agreements also include certain covenants, including covenants prohibiting us, subject to certain exceptions, from incurring debt, unless such debt does not, as of the date on which it is incurred, exceed three times LTM EBITDA. The convertible notes also include covenants against paying dividends, making redemptions and incurring liens, subject to certain exceptions.

     The investors were granted the option to invest an additional $1,250,000 through the purchase of additional convertible notes at a conversion price of $3.60 per share.

                         SHARES ELIGIBLE FOR FUTURE SALE

     SHARES OUTSTANDING AND FREELY TRADABLE AFTER OFFERING. Upon completion of this offering, not assuming the exercise of the 875,000 warrants and exercise of the $6,000,000 of convertible notes outstanding, we will have 15,161,325 shares of common stock outstanding. The shares to be sold by the selling securityholders in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held our by "affiliates", as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144.

     RULE 144. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of us, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock 15,161,325 shares after this offering) or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about us is satisfied. In addition, affiliates of ours must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

     EFFECT OF SUBSTANTIAL SALES ON MARKET PRICE OF COMMON STOCK. We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

         HOW TO OBTAIN MORE INFORMATION ABOUT INKSURE TECHNOLOGIES INC.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission 's web site is http://www.sec.gov.

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock being offered by the selling securityholders. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our common stock offered by the selling securityholders, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at the address set forth above, and copies of all or any part of the registration statement may be obtained from such office upon payment of the fees prescribed by the Securities and Exchange Commission. In addition, the registration statement may be accessed at the Securities and Exchange Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not purported to be complete and, where applicable, reference is made to the copy of such contract or document filed as an exhibit to the registration statement.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Consistent with the Delaware General Corporation Law, or the DGCL, Article VII of our By-Laws provides that we shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, without more, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     We must indemnify a director, officer, employee or agent of ours who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent of us, against expenses actually and reasonably incurred by them in connection with the defense.

     We may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified us.

     The DGCL also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of us, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not we have the authority to indemnify them against such liability and expenses. Presently, we do carry such insurance.

     Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

     The legality of the shares of common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, New York 10017. Certain corporate and litigation matters have been passed upon by Yossi Avraham & Co., 3 Daniel Frisch Street, Tel-Aviv, Israel 64731.

     No person is authorized to give any information or to make any representations with respect to shares not contained in this prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy shares of common stock in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

                                     EXPERTS

     Brightman Almagor & Co., CPA, a member of Deloitte Touche Tohmatsu, independent auditors, have audited our consolidated financial statements at December 31, 2004, and for each of the two years in the period ended December 31, 2004, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statements in reliance on Brightman Almagor & Co.'s report, given their authority as experts in accounting and auditing.

    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

     On April 14, 2005, we decided to dismiss Kost, Forer, Gabbay & Kasierer, a member of Ernst and Young Global, as our independent auditor and on April 14, 2005 we decided to engage Brightman Almagor & Co., Certified Public Accountants, a member firm of Deloitte Touche Tohmatsu, to audit our financial statements for the 2005 fiscal year and, per our request, Brightman was also engaged to conduct an audit of our financial statements for the 2004 fiscal year. Our Audit Committee approved the decision. The dismissal of Kost, Forer, Gabbay & Kasierer, a member of Ernst and Young Global, was effective upon completion of its work related to our audited financial statements that were filed in connection with our Form 10-KSB for 2004 fiscal year that we filed with the Securities and Exchange Commission on March 30, 2005.

     The reports of Kost, Forer, Gabbay & Kasierer, a member of Ernst and Young Global, on our financial statements for the years ended December 31, 2003 and December 31, 2004, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During our last three fiscal years and any subsequent period through the date of dismissal, there were no disagreement(s) between us and Kost, Forer, Gabbay & Kasierer, a member of Ernst and Young Global, on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Kost, Forer, Gabbay & Kasierer, a member of Ernst and Young Global, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports.

     During our two most recent fiscal years ended December 31, 2004, we did not consult with Brightman Almagor & Co., Certified Public Accountants, a member firm of Deloitte Touche Tohmatsu , regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-B.

FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDING DECEMBER 31, 2004


                 INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES


                        CONSOLIDATED FINANCIAL STATEMENTS


                             AS OF DECEMBER 31, 2004


                            U.S. DOLLARS IN THOUSANDS




                                      INDEX


                                                                  PAGE
                                                             -------------

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM          F - 2

CONSOLIDATED BALANCE SHEET                                   F - 3 - F - 4

CONSOLIDATED STATEMENTS OF OPERATIONS                            F - 5

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY                    F - 6

CONSOLIDATED STATEMENTS OF CASH FLOWS                            F - 7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                   F - 8 - F - 25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS OF
INKSURE TECHNOLOGIES INC.

We have audited the accompanying consolidated balance sheet of InkSure Technologies Inc. ("the Company") and its subsidiaries as of December 31, 2004 and the related statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2004 and the consolidated results of their operations and their consolidated cash flows for each of the years in the two-year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.


BRIGHTMAN ALMAGOR & CO.

CERTIFIED PUBLIC ACCOUNTANTS
A MEMBER FIRM OF DELOITTE TOUCHE TOHMATSU

Tel Aviv, Israel
August 3, 2005

CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                                                             DECEMBER 31,
                                                               2004
                                                              ------
    ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                   $1,648

  Trade receivables                                              317
  Other accounts receivable and prepaid expenses (Note 3)        111

  Inventories (Note 4)                                           530
                                                              ------


TOTAL current assets                                           2,606
                                                              ------

SEVERANCE PAY FUND                                               115
                                                              ------

PROPERTY AND EQUIPMENT, NET (Note 5)                             264
                                                              ------

TECHNOLOGY, NET (Note 6)                                           -
                                                              ------

GOODWILL                                                         271
                                                              ------

TOTAL assets                                                  $3,256
                                                              ======


The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                                                                 DECEMBER 31,
                                                                                    2004
                                                                                  --------
    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade payables                                                                  $    381
  Employees and payroll accruals                                                       121
  Accrued expenses                                                                     114
                                                                                  --------

TOTAL current liabilities                                                              616
                                                                                  --------


ACCRUED SEVERANCE PAY                                                                  115
                                                                                  --------

COMMITMENTS AND CONTINGENT LIABILITIES (Note 7)

STOCKHOLDERS' EQUITY:
  Stock capital (Note 8):
    Preferred stock of $ 0.01 par value -
      Authorized: 10,000,000 shares in 2004; Issued and outstanding: 0 shares
    Common stock of $ 0.01 par value -
      Authorized: 35,000,000; Issued and outstanding: 15,011,579                       150
  Additional paid-in capital                                                        12,031
  Accumulated other comprehensive income                                               118

  Accumulated deficit                                                               (9,774)
                                                                                  --------


TOTAL stockholders' equity                                                           2,525
                                                                                  --------

TOTAL liabilities and stockholders' equity                                        $  3,256
                                                                                  ========


The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS (EXCEPT SHARE AND PER SHARE DATA)


                                                                                     YEAR ENDED DECEMBER 31,
                                                                                  ------------------------------
                                                                                     2004              2003
                                                                                  ------------      ------------
Revenues (Note 11)                                                                $        955      $        608

Cost of revenues                                                                           413               134
                                                                                  ------------      ------------


Gross profit                                                                               542               474
                                                                                  ------------      ------------

Operating expenses:

  Research and development                                                                 775             1,184
  Selling and marketing, net                                                             1,239             1,560
  General and administrative                                                               590               730
                                                                                  ------------      ------------


TOTAL operating expenses                                                                 2,604             3,474
                                                                                  ------------      ------------


Operating loss                                                                          (2,062)           (3,000)
Financial income, net (Note 10)                                                              1                35
                                                                                  ------------      ------------


Net loss                                                                          $     (2,061)     $     (2,965)
                                                                                  ============      ============

                                                                                  ============      ============

Basic and diluted net loss per share                                              $      (0.15)     $      (0.24)
                                                                                  ============      ============

Weighted average number of shares of Common stock used in computing basic and
  diluted net loss per share                                                        13,956,864        11,982,166
                                                                                  ============      ============


The accompanying notes are an integral part of the consolidated financial statements.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                                                                                   ACCUMULATED
                                                                      ADDITIONAL      OTHER         TOTAL
                                                           SHARE       PAID-IN     COMPREHENSIVE  ACCUMULATED  STOCKHOLDERS'
                                                          CAPITAL      CAPITAL        INCOME       DEFICIT        EQUITY
                                                          --------     --------      --------      --------      --------
Balance as of January 1, 2003                             $    119     $  9,741      $    118      $ (4,748)     $  5,230

  Issuance expenses in respect of reverse acquisition            -          (58)            -             -           (58)
  Net loss                                                       -            -             -        (2,965)       (2,965)
                                                          --------     --------      --------      --------      --------

Balance as of December 31, 2003                                119        9,683           118        (7,713)        2,207

  Issuance of Common stock and warrants, net                    31        2,348             -             -         2,379
  Net loss                                                       -            -             -        (2,061)       (2,061)
                                                          --------     --------      --------      --------      --------

Balance as of December 31, 2004                           $    150     $ 12,031      $    118      $ (9,774)     $  2,525
                                                          ========     ========      ========      ========      ========


The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                                                                              YEAR ENDED DECEMBER 31,
                                                                               --------------------
                                                                                2004         2003
                                                                               -------      -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                     $(2,061)     $(2,965)
  Adjustments required to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization                                                  186          151
    Accrued severance pay, net                                                     (22)          19
    Decrease in trade receivables                                                  182          231
    Decrease  in other accounts receivable and prepaid expenses                     26           89
    Increase in inventories                                                       (425)         (17)
    Increase (decrease) in trade payables                                           19         (108)
    Increase (decrease) in employees and payroll accruals                           (7)          17
    Decrease in accrued expenses                                                   (10)        (156)
    Accumulated interest on short-term bank deposits                                 -          (49)
                                                                               -------      -------

Net cash used in operating activities                                           (2,112)      (2,788)
                                                                               -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                               (72)         (33)
  Investment in short-term bank deposits                                             -       (1,224)
  Proceeds from short-term bank deposits                                            21        5,315
  Proceeds from sale of property and equipment                                       -            7
                                                                               -------      -------

Net cash provided by (used in) investing activities                                (51)       4,065
                                                                               -------      -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of Common stock and warrants, net                                     2,379            -
  Issuance expenses in respect of reverse acquisition                                -          (58)
                                                                               -------      -------

Net cash provided by (used in) financing activities                              2,379          (58)
                                                                               -------      -------

Increase in cash and cash equivalents                                              216        1,219
Cash and cash equivalents at the beginning of the year                           1,432          213
                                                                               -------      -------

Cash and cash equivalents at the end of the year                               $ 1,648      $ 1,432
                                                                               =======      =======


The accompanying notes are an integral part of the consolidated financial statements

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA

NOTE 1:- GENERAL

     a. InkSure Technologies Inc. (formerly: Lil Marc Inc.) and its subsidiaries (together, "the Company") was incorporated under the laws of the State of Nevada, U.S., on April 22, 1997. On July 8, 2003, InkSure Technologies Inc. effected a reincorporation from Nevada to Delaware, through a merger with and into its wholly-owned subsidiary, InkSure Technologies (Delaware) Inc., which was incorporated as of June 30, 2003. The surviving corporation in the merger was InkSure Technologies (Delaware) Inc., which thereafter renamed itself InkSure Technologies Inc.

          The Company specializes in comprehensive security solutions, designed to protect branded products and documents of value from counterfeiting, fraud and diversion. During 2004, the Company generated most of its revenues from major customers (see also Note
          11).

          The Company conducts its operations and business with and through its direct and indirect subsidiaries, InkSure Inc., a Delaware corporation incorporated in March 2000; IST Operating Inc., a Delaware corporation, incorporated in May 2000 (formerly: InkSure Technologies Inc.) (as of December 31, 2004, IST Operating Inc. is inactive); InkSure Ltd., which was incorporated in December 1995 under the laws of Israel and InkSure RF Inc., a Delaware corporation incorporated in March 2000 (as of December 31, 2004, InkSure RF Inc. is inactive).

     b. According to the agreement signed in 2002 between LILM (a subsidiary of Lil Marc Inc.) and InkSure Technologies (Delaware) Inc. ("InkSure Delaware"), Lil Marc Inc., a public shell, issued 10,541,086 shares of Common stock to the former holders of an equity interest in InkSure Delaware. As a result of this transaction, the shareholders of InkSure Delaware own approximately 88% of the combined company, while the shareholders of Lil Marc own approximately 12%.

          The merger was accounted for as a reverse acquisition of Lil Marc by InkSure Delaware. Although Lil Marc is the surviving legal entity, for financial reporting purposes, the entity whose stockholders hold in excess of 50% of the combined company, InkSure Delaware, is treated as the continuing accounting entity. The reverse acquisition is treated as a stock capital transaction in which InkSure Delaware is deemed to have issued the Common stock held by the Lil Marc stockholders for the net assets (comprised of cash only) of Lil Marc.

          Upon consummation of the merger, the Company's board of directors and management resigned and were replaced by InkSure Delaware's board of directors and management, and the Company began to carry on InkSure Delaware's business activities.

          On October 28, 2002, as part of the Company's amendment of its Articles of Incorporation, the Company changed its name from Lil Marc Inc. to InkSure Technologies Inc.

          As of October 30, 2002, the OTC Bulletin Board stock symbol of the Company's Common stock was changed from LILM to INKS.

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

          The consolidated financial statements are prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

          a.   Use of estimates:

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

          b.   Financial statements in U.S. dollars:

               A majority of the U.S. subsidiary's sales is made in U.S. dollars ("the dollar"). In addition, a substantial portion of the U.S. subsidiary costs is incurred in dollars and the majority of the expenses of the Israeli subsidiary is paid in new Israeli shekels ("NIS"); however, most of the expenses are dominated and determined in U.S. dollars. The Company's management believes that the dollar is the currency of the primary economic environment in which the Company and its subsidiaries operate. Thus, the functional and reporting currency of the Company and its subsidiaries is the dollar.

               Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement of the Financial Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS No. 52"). All transaction gains and losses of the remeasurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses, as appropriate.

               Through 1999, the financial statements of InkSure Ltd., whose functional currency was the NIS, have been translated into U.S. dollars. Assets and liabilities have been translated at year end exchange rates in effect at the balance sheet date. Statement of operations items have been translated at average exchange rates prevailing during the year. The resulting translation adjustments were recorded as a separate component of shareholders' equity in accumulated other comprehensive income. Effective January 1, 2000, due to a change in its business environment, the subsidiary adopted the U.S. dollar as its functional currency.

          c.   Principles of consolidation:

               The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

          d.   Cash equivalents:

               Cash equivalents are short-term highly liquid investments purchased with maturities of three months or less as of the date acquired.

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (CONT.)

          e.   Inventories:

               Inventories are stated at the lower of cost or market value. Cost is determined as follows:

               Raw materials, parts and supplies - using the "first-in, first-out" method. Work in progress and finished products - on the basis of direct manufacturing costs with the addition of allocable indirect manufacturing costs.

          f.   Property and equipment, net:

               Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method, over the estimated useful lives of the assets, at the following annual rates:

                                                                                     %
                                                                  -----------------------------------------

               Computers and peripheral equipment                                 20 - 33
               Office furniture and equipment                                      6 - 20
                                                                  Over the shorter of the term of the lease
               Leasehold improvements                                     Or the life of the asset

          g.   Goodwill:

               Goodwill represents excess of the costs over the fair value of net assets of businesses acquired. Under Statement of Financial Accounting Standard No.142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") goodwill acquired in a business combination on or after July 1, 2001, is not amortized.

               SFAS No.142 requires goodwill to be tested for impairment at least annually or between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Goodwill attributable to the reporting unit is tested for impairment by comparing the fair value of the reporting unit with its carrying value. Fair value is determined according to a financing round between unrelated parties.

               As of December 31, 2004, no impairment losses have been identified.

          h.   Technology:

               Intangible assets acquired in a business combination for which the date is on or after July 1, 2001, should be amortized over their useful life using the method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up, in accordance with SFAS No. 142.

               Technology is amortized over a period of three years.

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (CONT.)

          i.   Impairment of long-lived assets

               The Company's long-lived assets and certain identified intangibles are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of December 31, 2004, no impairment losses have been identified.

          j.   Severance pay:

               Pursuant to section 14 of the Severance Compensation Act, 1963 ("section 14"), the employees of the Company are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Section 14 allows the Company to make yearly deposits in the severance pay fund according to the employees' current salary. Furthermore, the fund is made available to the employee at the time when the employer-employee relationship ends, regardless of cause of termination.

               Severance expenses for the years ended December 31, 2004 and 2003 amounted to $ 24 and $ 44, respectively.

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (CONT.)

          k.   Revenue recognition:

               The Company generates revenues mainly from sales of security inks and readers through a combination of its own sales personnel, strategic alliances and licenses with intermediaries.

               Revenues from product sales are recognized in accordance with "Revenue Recognition in Financial Statements" ("SAB No. 104"), when delivery has occurred, persuasive evidence of an agreement exists, the vendor's fee is fixed or determinable, no further obligation exists and collectability is probable. Delivery is considered to have occurred upon shipment of products. The Company does not grant a right of return to its customers.

               Revenues from certain arrangements may include multiple elements within a single contract. The Company's accounting policy complies with the provisions of Emerging Issues Task Force Issue 00-21, "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"), relating to the separation of multiple deliverables into individual accounting units with determinable fair value.

               The Company recognizes revenues from sales arrangements of which all the products are being delivered in accordance with EITF 00-21 guidelines.

               In cases where the Company has partial delivery at the cut off dates and no fair value exist for the undelivered elements revenues are being deferred and recognized only at the point where the entire arrangement has been delivered.

          l.   Warranty:

               The Company provides a warranty for its products. The term of the warranty is three months for hardware products and up to 18 months for Smartink products.

               As of the balance sheet date, the Company did not receive any warranty claims and does not expect to receive any material warranty claims in the future. Therefore, the Company did not record a liability in respect of the warranty.

          m.   Research and development costs:

               Research and development costs are charged to the statement of operations, as incurred.

          n.   Government grants:

               The Company has received non-royalty-bearing grants amounted to $ 0 and $ 12, during the years ended December 31, 2004 and 2003, respectively, from the Israeli Fund for Encouragement of Marketing Activity. These grants are recognized at the time the Company is entitled to such grants on the basis of the costs incurred and included as a reduction in sales and marketing expenses.

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA


          o.   Basic and diluted net loss per share:

               Basic and diluted net loss per share is presented in accordance with Statement of Accounting Financial Standards No. 128, "Earnings Per Share" ("SFAS No. 128") for all periods presented. Basic and diluted net loss per share of Common stock was determined by dividing net loss attributable to Common stock holders by weighted average number of shares of Common stock outstanding during the period. Diluted net loss per share of Common stock is the same as basic net loss per share of Common stock for all periods presented as the effect of the Company's potential additional shares of Common stock were antidilutive.

               All outstanding stock options and warrants have been excluded from the calculation of the diluted net loss per share of Common stock because all such securities are anti-dilutive for the periods presented. The total number of shares related to the outstanding options and warrants excluded from the calculations of diluted net loss per share, was 4,581,313 and 3,305,261 for the years ended December 31, 2004 and 2003, respectively.

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA


NOTE 2:- SIGNIFICANT ACCOUNTING PRINCIPLES (CONT.)

          p.   Income taxes:

               The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). This statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

          q.   Concentrations of credit risk:

               Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables.

               Cash and cash equivalents are invested in major banks in Israel and the United States. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company's investments are financially sound, and, accordingly, minimal credit risk exists with respect to these investments.

               The trade receivables of the Company are mainly derived from sales to customers located in the United States. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. An allowance for doubtful accounts is determined with respect to those amounts that the Company has determined to be doubtful of collection. As of December 31, 2004 the Company did not provide an allowance for doubtful accounts. In certain circumstances, the Company may require letters of credit, other collateral or additional guarantees.

               The Company has no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

          r.   Fair value of financial instruments:

               The following methods and assumptions were used by the Company in estimating fair value and disclosures for financial instruments:

               The carrying amounts reported in the balance sheet for cash and cash equivalents, trade receivables, and trade payables approximate their fair value due to the short-term maturities of such instruments.

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA


NOTE 2:- SIGNIFICANT ACCOUNTING PRINCIPLES (CONT.)

          s.   Accounting for stock-based compensation:

               The Company has elected to follow Accounting Principles Board Statement No. 25, "Accounting for Stock Options Issued to Employees" ("APB No. 25") and FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN No. 44") in accounting for its employee stock option plans. Under APB No. 25, when the exercise price of an employee stock option is equivalent to or above the market price of the underlying stock on the date of grant, no compensation expense is recognized.

               The Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS No. 148"), which amended certain provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, effective as of the beginning of the fiscal year. The Company continues to apply the provisions of APB No. 25, in accounting for stock-based compensation.

               Pro forma information regarding the Company's net loss and net loss per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123.

               The fair value for options granted in 2004 and 2003 is amortized over their vesting period and estimated at the date of grant using a Black-Scholes options pricing model with the following weighted average assumptions:

                                                                        YEAR ENDED
                                                                        DECEMBER 31
                                                                 -------------------------
                                                                  2004              2003
                                                                 -------           -------
                      Dividend yield                               0%                 0%
                      Expected volatility                         1.04               2.1
                      Risk-free interest                          3.7%                3%
                      Expected life of up to                     5 years           5 years

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA

NOTE 2:- SIGNIFICANT ACCOUNTING PRINCIPLES (CONT.)

               Pro forma information under SFAS No. 123 is as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                             --------------------
                                                               2004         2003
                                                             -------      -------
Net loss as reported                                         $(2,061)     $(2,965)
Total stock-based employee compensation determined under
   fair value based method for all awards                       (229)        (138)
                                                             -------      -------

Pro forma net loss                                           $(2,290)     $(3,103)
                                                             =======      =======

Net loss per share:
   Basic and diluted as reported                             $ (0.15)     $ (0.24)
                                                             =======      =======

   Basic and diluted pro-forma                               $ (0.16)     $ (0.26)
                                                             =======      =======

          t.   Advertising expenses:

               Advertising expenses are charged to the statements of operations as incurred. Immaterial advertising expenses were incurred in 2004 and 2003.

          u.   Impact of recently issued accounting pronouncements:

               In November 2004, the FASB issued Statement of Financial Accounting Standard No. 151, "Inventory Costs, an Amendment of ARB No. 43, Chapter 4." ("SAFS 151"). SFAS 151 amends Accounting Research Bulletin ("ARB") No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SAFS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. As of December 31, 2004, the Company does not expect that the adoption of SFAS 151 will have a material effect on its financial position or results of operations.


NOTE 2:- SIGNIFICANT ACCOUNTING PRINCIPLES (CONT.)

     On December 16, 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123 (revised 2004), SHARE-BASED PAYMENT ("Statement 123R"), which is a revision of FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("Statement 123"). Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123 permitted, but did not require, share-based payments to employees to be recognized based on their fair values while Statement 123(R) requires all share-based payments to employees to be recognized based on their fair values. Statement 123R also revises, clarifies and expands guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. The new standard will be effective for the Company in the first interim period beginning after December 15, 2005. Since December 31, 2004, the Company has been and is currently evaluating the impact from this standard on it results of operations and financial position.

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA


NOTE 3:- OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

                                                     DECEMBER 31,
                                                        2004
                                                        ----
               Government authorities                   $ 86
               Prepaid expenses                           14
               Other                                      11
                                                        ----

                                                        $111
                                                        ====


NOTE 4:- INVENTORIES

               Raw materials, parts and supplies        $252
               Work in progress                           97
               Finished products                         181
                                                        ----

                                                        $530
                                                        ====


NOTE 5:- PROPERTY AND EQUIPMENT, NET

              Cost:
                 Computers and peripheral equipment     $374
                 Office furniture and equipment          115
                 Leasehold improvements                  116
                                                        ----

                                                         605
                                                        ----
              Accumulated depreciation:
                 Computers and peripheral equipment      218
                 Office furniture and equipment           52
                 Leasehold improvements                   71
                                                        ----

                                                         341
                                                        ----

              Depreciated cost                          $264
                                                        ====


     Depreciation expenses for the years ended December 31, 2004 and 2003, amounted to $ 111 and $ 79, respectively.

     As for charges, see Note 7b.

NOTE 6:- TECHNOLOGY, NET

                                    DECEMBER 31,
                                       2004
                                       ----
Original amounts:
   Technology                          $219
   Less - accumulated amortization      219
                                       ----

Amortized cost                         $  -
                                       ====

     Amortization expenses amounted to $ 75 and $ 72 for the years ended December 31, 2004 and 2003, respectively.

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA


NOTE 7:- COMMITMENTS AND CONTINGENT LIABILITIES

     a.   Lease commitments:

          The Company leases its facilities and certain motor vehicles under various operating lease agreements, which expire on various dates, the latest of which is in 2007. The annual minimum future rental payments under non-cancelable operating leases as of December 31, 2004, are as follows:

          YEAR ENDED DECEMBER 31,

                 2005     $106
                 2006       82
                 2007       49
                          ----

                          $237
                          ====

          Total rent expenses for the years ended December 31, 2004 and 2003, were approximately $ 126 and $ 89, respectively.

          Motor vehicle lease expenses for the years ended December 31, 2004 and 2003 were approximately $ 71 and $ 78, respectively.

     b.   Charges and guarantees:

          The Company obtained bank guarantees in the amount of $ 9, to secure its lease commitments.

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA


NOTE 7:- COMMITMENTS AND CONTINGENT LIABILITIES (CONT.)

     c.   Other contingencies:

          1. On December 12, 1999, Secu-Systems filed a lawsuit with the District Court in Tel-Aviv-Jaffa against Supercom Ltd. (InkSure Delaware's, former parent company) and InkSure Ltd. seeking a permanent injunction and damages. The plaintiff asserted in its suit that the printing method applied to certain products that have been developed by InkSure Ltd. constitutes inter alia: (a) a breach of a confidentiality agreement between the plaintiff and Supercom; (b) unjust enrichment of Supercom and InkSure Ltd; (c) breach of fiduciary duties owed to the plaintiff by Supercom and InkSure Ltd.; and (d) a tort of misappropriation of trade secrets and damages to the plaintiff's property. Secu-Systems seeks, among other things, an injunction and a 50% share of profits from the printing method at issue. In 2004 all parties submitted their arguments to the court. The Company expects the court will render a decision in 2005. The Company's legal counsel and management are of the opinion that, based on the facts provided by Supercom and InkSure Ltd., the chances are good that the court will not grant the permanent injunction or award damages of a substantial amount in connection with this litigation and that the amount can not be reasonably measured. Accordingly, the Company did not record any provision.

          2. The Company is disputing the valid issuance of an option to purchase 300,480 shares of InkSure Delaware Common stock that was issued prior to the reverse acquisition at an exercise price of $
               0.5 per share. If the Company's position in this dispute does not prevail it would be forced to accept the validity of the issuance of this option and convert it into an option to purchase shares of the Company's Common stock. The Company is in the process of evaluating the validity of the grant with its legal counsel. This claim has not matured to legal proceeding at this point, and therefore the company's legal counsel and management cannot predict the outcome of this claim

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA


NOTE 8:- STOCK CAPITAL

     a.   Stockholders' rights:

          Shares of Common stock confer upon the holders right to receive notice to participate and vote in the general meetings of the Company, and the right to receive dividends, if and when declared.

     b.   Private placements:

          In March 2004, the Company entered into an investment agreement with certain accredited investors. In April 2004, under the agreement, the Company issued in a private placement 1,904,412 units with each unit consisting of a share of Common stock and a five-year warrant to purchase a share of Common stock at an exercise price of $ 1 per share. The price per unit was $ 0.68 with net proceeds to the Company of $ 1,267 (net of issuance expenses).

          In July 2004, the Company entered into an additional investment agreement with certain accredited investors. According to the agreement, the Company issued in a private placement an aggregate of 1,125,000 of shares of Common stock, at a price per share equal to $ 1 with gross proceeds to the Company of $ 1,112 (net of issuance expenses).

     c.   Stock options:

          On August 24, 2001, the board of directors of InkSure Delaware adopted the 2001 Employee Stock Option Plan ("the 2001 Plan"). Under the 2001 Plan 600,000 shares have been reserved for issuance upon the exercise of options granted thereafter. The 2001 Plan will remain in effect until August 24, 2007.

          According to the merger agreement and according to the approval of the Board of Directors of InkSure Technologies Inc., all outstanding option agreements (as mentioned above) have been replaced with new options agreements in accordance with the Company's 2002 stock option plan ("the 2002 Plan").

          The terms and conditions of the 2002 Plan relating to vesting periods and exercise prices are the same as in the 2001 Plan.

          Under the 2002 Plan, up to 3,500,000 options may be granted to officers, directors, employees and consultants of the Company.

          The options vest ratably over a period of up to four years, commencing with the date of grant. The options generally expire no later than five years from the date of grant. Any options, which are forfeited or cancelled before expiration, become available for future grants.

          As of December 31, 2004, an aggregate of 2,223,653 options are still available for future grant under the Company's stock option plans.

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA


NOTE 8:- STOCK CAPITAL (CONT.)

          The following is a summary of the Company's stock options granted among the various plans:

                                                    YEAR ENDED DECEMBER 31,
                                     ------------------------------------------------
                                               2004                      2003
                                     ----------------------     ---------------------
                                                    WEIGHTED                  WEIGHTED
                                                    AVERAGE                   AVERAGE
                                       AMOUNT       EXERCISE     AMOUNT       EXERCISE
                                     OF OPTIONS      PRICE     OF OPTIONS      PRICE
                                     ----------      -----     ----------      -----
Outstanding at beginning of year      1,026,514      $1.08        863,256      $1.00

   Granted                              809,500      $1.10        174,000      $1.45
   Forfeited                            (81,200)     $1.13        (10,742)     $1.20
                                     ----------                ----------


Outstanding at end of year            1,754,814      $1.09      1,026,514      $1.08
                                     ==========      =====     ==========      =====

Exercisable at end of year              693,842      $1.07        714,918      $1.05
                                     ==========      =====     ==========      =====


          The options outstanding as of December 31, 2004, have been separated into ranges of exercise price as follows:

                                                                               WEIGHTED
                    OPTIONS         WEIGHTED                   OPTIONS         AVERAGE
                  OUTSTANDING       AVERAGE        WEIGHTED  EXERCISABLE       EXERCISE
   RANGE OF          AS OF         REMAINING       AVERAGE      AS OF          PRICE OF
   EXERCISE       DECEMBER 31,    CONTRACTUAL      EXERCISE  DECEMBER 31,      OPTIONS
    PRICE            2004         LIFE (YEARS)      PRICE       2004          EXERCISABLE
------------      ---------          -----          -----     ---------          -----
$ 0.8 - 1.2       1,511,814           4.77          $0.91       539,846          $0.96
$ 1.45 - 1.61       243,000           3.00          $1.52       153,996          $1.52
                  ---------          -----          -----     ---------


                  1,754,814            4.6          $1.09       693,842          $1.07
                  =========          =====          =====     =========          =====

          No compensation expenses were recognized by the Company for the years ended December 31, 2004 and 2003.

          Weighted average fair value and weighted average exercise prices of options granted during the years ended December 31, 2004 and 2003 whose exercise price is equal to or exceeds the market price of the shares at the date of grant, are as follows:

                                                 YEAR ENDED DECEMBER 31,
                                          --------------------------------------
                                               2004                   2003
                                          ---------------     ------------------
                                                   WEIGHTED                WEIGHTED
                                         WEIGHTED  AVERAGE    WEIGHTED     AVERAGE
                                         AVERAGE   EXERCISE   AVERAGE      EXERCISE
                                        FAIR VALUE  PRICE    FAIR VALUE     PRICE
                                          -----     -----     --------      ----
Equals market price at date of grant      $0.81     $1.05     $    1.42     $1.45
                                          =====     =====     =========     =====

Exceeds market price at date of grant     $0.38     $2.17     $       -     $   -
                                          =====     =====     =========     =====

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA


NOTE 8:- STOCK CAPITAL (CONT.)

     d.   Stock warrants:

          The Company has issued warrants, as follows:

                       OUTSTANDING                   EXERCISABLE
                         AS OF                           AS OF
                       DECEMBER 31,                  DECEMBER 31,
ISSUANCE DATE            2004        EXERCISE PRICE      2004     EXERCISABLE THROUGH
--------------         ---------     -------------     ---------     ----------
July 2002 (1)          1,347,831     $        2.17     1,347,831     July 2007
September 2002 (1)       108,695     $        2.17       108,695     September 2007
September 2002 (2)       550,933     $        1.61       550,933     September 2007
April 2004 (3)         1,904,412     $        1.00     1,904,412     April 2009
                       ---------                       ---------

                       3,911,871                        3,911,871
                       =========                        =========

          (1)  Issued to investors in the 2002 private placement.

          (2)  Issued to underwriters of the 2002 private placement.

          (3)  Issued to investors in the 2004 private placement.

     e.   Dividends:

          In the event that dividends are declared in the future, such dividends will be paid in U.S. dollars.

          The Company does not intend to pay cash dividends in the foreseeable future.

NOTE 9:- TAXES ON INCOME

     a. Measurement of taxable income under the Income Tax Law (Inflationary Adjustments), 1985:

          The results for tax purposes of the Israeli subsidiary are measured in terms of earnings in NIS, after certain adjustments for increases in the Israeli Consumer Price Index ("CPI"). As explained in Note 2b, the financial statements are measured in U.S. dollars. The difference between the annual change in the Israeli CPI and in the NIS/dollar exchange rate causes a further difference between taxable income and the income before taxes shown in the financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Company has not provided deferred income taxes on the difference between the functional currency and the tax bases of assets and liabilities at the Israeli subsidiary.

     b.   Deferred income taxes:

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA

NOTE 9:-      TAXES ON INCOME (CONT.)

                                                     YEAR ENDED DECEMBER 31,
                                                      --------------------
                                                        2004         2003
                                                      -------      -------
Net operating loss carryforward                       $ 1,994      $ 1,529
Other deductions for tax purposes                       1,084        1,975
                                                      -------      -------

Net deferred tax asset before valuation allowance       3,078        3,504
Valuation allowance                                    (3,078)      (3,504)
                                                      -------      -------

Net deferred tax asset                                $     -      $     -
                                                      =======      =======

          The Company has provided valuation allowances in respect of deferred tax assets resulting from tax loss carryforward and other temporary differences. Management currently believes that since the Company has a history of losses it is more likely than not that the deferred tax regarding the loss carryforward and other temporary differences will not be realized in the foreseeable future. During fiscal 2004, the Company decreased its valuation allowance by $ 426 to $ 3,078.

          Net loss consists of the following:

                            YEAR ENDED DECEMBER 31,
                             --------------------
                               2004         2003
                             -------      -------
                Domestic     $(1,043)     $(1,299)
                Foreign       (1,018)      (1,666)
                             -------      -------

                             $(2,061)     $(2,965)
                             =======      =======

     c. On July 24, 2002, Amendment 132 to the Israeli Income Tax Ordinance ("the Amendment") was approved by the Israeli parliament and came into effect on January 1, 2003. The principal objectives of the Amendment were to broaden the categories of taxable income and to reduce the tax rates imposed on employees income.

          The material consequences of the Amendment applicable to the Israeli subsidiary include, among other things, imposing tax upon all income of Israel residents, individuals and corporations, regardless of the territorial source of income and certain modifications in the qualified taxation tracks of employee stock options.

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA

NOTE 9:- TAXES ON INCOME (CONT.)

     d.   Tax loss carryforwards:

          Net operating loss carryforwards as of December 31, 2004 are as follows:

                Israel               $2,454
                United States *)      3,698
                                     ------

                                     $6,152
                                     ======

          Net operating losses in Israel may be carried forward indefinitely. Net operating losses in the U.S. are available through 2024.

          *) Utilization of U.S. net operating losses may be subject to substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

     e. The main reconciling items between the statutory rate of the Company and the effective tax rate are the non-recognition of tax benefits from the accumulated net operating losses carryforward among the two subsidiaries due to the uncertainty of the realization of such tax benefits.


     f.   Reduction in corporate tax rate:

          In June 2004, the Israeli Parliament approved an amendment to the Income Tax Ordinance (No. 140 and Temporary Provision) (the "Amendment"), which progressively reduces the regular corporate tax rate from 36% to 35% in 2004, 34% in 2005, 32% in 2006 and to a rate of 30% in 2007. The amendment was signed and published in July 2004 and is, therefore, considered enacted in July 2004.


NOTE 10:- FINANCIAL INCOME, NET

                                                          YEAR ENDED DECEMBER 31,
                                                             --------------
                                                             2004      2003
                                                             ----      ----
                Interest, bank charges and fees              $  5      $ 44
                Foreign currency translation differences       (4)       (9)
                                                             ----      ----

                                                             $  1      $ 35
                                                             ====      ====

                                                       INKSURE TECHNOLOGIES INC.
                                                            AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA

NOTE 11:- MAJOR CUSTOMERS AND GEOGRAPHIC INFORMATION

     The Company manages its business on a basis of one reported operating segment: Security Solutions (see Note 1 for a brief description of the Company's business). Total revenues are attributed to geographic areas based on the location of the end customers. This data is presented in accordance with Statement of Financial Accounting Standards No.131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS No. 131").

     The following data presents total revenue for the years ended December 31, 2004 and 2003, based on the customer's location and long-lived assets as of December 31, 2004 and 2003:

                       2004              2003
                   -------------     -------------
                            LONG-             LONG-
                   TOTAL    LIVED    TOTAL    LIVED
                 REVENUES  ASSETS  REVENUES  ASSETS
                   ----     ----     ----     ----
United States      $619     $312     $  -     $384
Export:
   Israel             -      259        -      265
   Turkey           237        -      464        -
   Netherlands        -        -       77        -
   Other             99        -       67        -
                   ----     ----     ----     ----

                   $955     $571     $608     $649
                   ====     ====     ====     ====


     Major customer data as a percentage of total revenues, is as follows:

           YEAR ENDED DECEMBER 31,
               ------------
               2004    2003
               ----    ----
Customer A     *)      76%
Customer B     63%      -
Customer C     25%     *)
Customer D     *)      11%



     *) Represent a percentage lower than 10%

INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS FOR THE PERIOD ENDING JUNE 30, 2005

                            INKSURE TECHNOLOGIES INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                           (U.S. DOLLARS IN THOUSANDS)

                                                    JUNE 30,
                                                      2005
                                                     ------
                                                    UNAUDITED
                                                     ------
   ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                          $  876
  Trade receivables                                     283
  Other accounts receivable and prepaid expenses        126
  Inventories                                           491
                                                     ------

Total current assets                                  1,776
                                                     ------

SEVERANCE PAY FUND                                      118
                                                     ------

PROPERTY AND EQUIPMENT, NET                             228
                                                     ------

GOODWILL                                                271
                                                     ------

Total assets                                         $2,393
                                                     ======


The accompanying notes are an integral part of the consolidated financial statements.

                            INKSURE TECHNOLOGIES INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                 (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                               JUNE 30,
                                                                                                 2005
                                                                                               --------
                                                                                               UNAUDITED
                                                                                               --------
     LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES:
   Trade payables                                                                              $    272
   Employees and payroll accruals                                                                   100
   Deferred income                                                                                  206
   Accrued expenses                                                                                 185
                                                                                               --------

 Total current liabilities                                                                          763
                                                                                               --------

ACCRUED SEVERANCE PAY                                                                               132
                                                                                               --------

 STOCKHOLDERS' EQUITY:
   Share capital:
     Preferred stock of $ 0.01 par value:
       Authorized: 10,000,000 stocks at June 30, 2005; Issued and outstanding: 0 stocks at
       June 30, 2005
     Common Stock of $ 0.01 par value -
       Authorized: 35,000,000 stocks at June 30, 2005; Issued and outstanding:
       15,011,579 stocks at June 30, 2005                                                           150
   Additional paid-in capital                                                                    12,089
   Deferred compensation                                                                            (40)
   Accumulated other comprehensive income                                                           118
   Accumulated deficit                                                                          (10,819)
                                                                                               --------

 Total stockholders' equity                                                                       1,498
                                                                                               --------

 Total liabilities and stockholders' equity                                                    $  2,393
                                                                                               ========


The accompanying notes are an integral part of the consolidated financial statements.

                            INKSURE TECHNOLOGIES INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                     SIX MONTHS ENDED                  THREE MONTHS ENDED
                                                        JUNE 30,                            JUNE 30,
                                             ------------------------------      ------------------------------
                                                 2005              2004              2005              2004
                                             ------------      ------------      ------------      ------------
                                                       UNAUDITED                            UNAUDITED
                                             ------------------------------      ------------------------------
Revenues                                     $        781      $        539      $        287      $        382
Cost of revenues                                      489               224               187               179
                                             ------------      ------------      ------------      ------------

Gross profit                                          292               315               100               203
                                             ------------      ------------      ------------      ------------

Operating expenses:
  Research and development                            370               394               188               196
  Selling and marketing                               700               555               350               259
  General and administrative                          284               309               159               121
                                             ------------      ------------      ------------      ------------

TOTAL operating expenses                            1,354             1,258               697               576
                                             ------------      ------------      ------------      ------------

Operating loss                                     (1,062)             (943)             (597)             (373)
                                             ------------      ------------      ------------      ------------

Financial income, net                                  17                10                 6                 4
                                             ------------      ------------      ------------      ------------

Net loss                                     $     (1,045)     $       (933)     $       (591)     $       (369)
                                             ============      ============      ============      ============

Basic and diluted net loss per share         $      (0.07)     $      (0.07)     $      (0.04)     $      (0.03)
                                             ============      ============      ============      ============

Weighted average number of Common Stock
 used in computing basic and diluted net
 loss per share                                15,011,579        12,997,155        15,011,579        13,886,578
                                             ============      ============      ============      ============


The accompanying notes are an integral part of the consolidated financial statements.

                            INKSURE TECHNOLOGIES INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                            U.S. DOLLARS IN THOUSANDS

                                                                                  ACCUMULATED
                                                        ADDITIONAL                   OTHER                       TOTAL
                                             SHARE       PAID-IN      DEFERRED   COMPREHENSIVE   ACCUMULATED  STOCKHOLDERS'
                                            CAPITAL      CAPITAL    COMPENSATION     INCOME       DEFICIT        EQUITY
                                            --------     --------     --------      --------      --------      --------


Balance as of January 1, 2005               $    150     $ 12,031     $      -      $    118      $ (9,774)     $  2,525

  Deferred compensation                            -           58          (58)            -             -             -

  Amortization of deferred compensation            -            -           18             -             -            18

  Net loss                                         -            -            -             -        (1,045)       (1,045)
                                            --------     --------     --------      --------      --------      --------

Balance as of June 30, 2005 (Unaudited)     $    150     $ 12,089     $    (40)     $    118      $(10,819)     $  1,498
                                            ========     ========     ========      ========      ========      ========

The accompanying notes are an integral part of the consolidated financial statements.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                            U.S. dollars in thousands

                                                                 SIX MONTHS ENDED         THREE MONTHS ENDED
                                                                     JUNE 30,                  JUNE 30,
                                                               --------------------      --------------------
                                                                 2005         2004         2005         2004
                                                               -------      -------      -------      -------
                                                                     UNAUDITED                 UNAUDITED
                                                               --------------------      --------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                                       $(1,045)     $  (933)     $  (591)     $  (369)
Adjustments to reconcile net loss to net cash used in
  operating activities:
Depreciation and amortization                                       65           73           40           37
Accrued severance pay, net                                           -           (7)           -           (4)
Decrease (increase) in trade receivables                            35          144          (10)         183
Increase in other accounts receivable and prepaid expenses         (15)         (53)          34           17
Decrease (increase) in inventories                                  39         (194)         (45)        (149)
Increase (decrease) in trade payables                             (109)          12         (132)          52
Increase (decrease) in employees and payroll accruals               (8)         (19)          (7)         (22)
Increase in other payables                                         277           (7)         253          (68)
                                                               -------      -------      -------      -------

Net cash used in operating activities                             (761)        (984)        (458)        (323)
                                                               -------      -------      -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of property and equipment                                 (11)         (54)          (7)         (28)
                                                               -------      -------      -------      -------
Net cash provided by (used in) investing
  activities                                                       (11)         (54)          (7)         (28)
                                                               -------      -------      -------      -------

CASH FLOWS FROM FINANCING ACTIVITIES:

Issuance expenses                                                    -            -            -          (28)
Issuance of common stock, net                                        -        1,267            -            -
                                                               -------      -------      -------      -------

Net cash provided by (used in) financing
  activities                                                         -        1,267            -          (28)
                                                               -------      -------      -------      -------
Increase (decrease) in cash and cash
  equivalents                                                     (772)         229         (465)        (379)
Cash and cash equivalents at the beginning
  of the period                                                  1,648        1,432        1,341        2,040
                                                               -------      -------      -------      -------
Cash and cash equivalents at the end
  of the period                                                $   876      $ 1,661      $   876      $ 1,661
                                                               =======      =======      =======      =======

The accompanying notes are an integral part of the consolidated financial statements.

        NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS


NOTE 1 -BASIS OF PRESENTATION

     The accompanying condensed unaudited interim condensed consolidated financial statements have been prepared by INKSURE TECHNOLOGIES INC. (the "Company") in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-QSB and Article 10 of Regulation S-X. These financial statements reflect all adjustments, consisting of normal recurring adjustments and accruals, which are, in the opinion of management, necessary for a fair presentation of the financial position of the Company as of June 30, 2005 and the results of operations and cash flows for the interim periods indicated in conformity with generally accepted accounting principles applicable to interim periods. Accordingly, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the audited financial statements and notes thereto of the Company for the year ended December 31, 2004 that are included in the Company's Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2005 (the "2004 10-KSB"). The results of operations presented are not necessarily indicative of the results to be expected for future quarters or for the year ending December 31, 2005.


NOTE 2:- STOCK-BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN No. 44") in accounting for its employee stock option plans. Under APB No. 25, when the exercise price of the Company's stock options is less than the market price of the underlying shares on the date of grant, compensation expense is recognized.

     Under Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"), pro forma information regarding net loss and loss per share is required, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation model with the following weighted-average assumptions for six months ended June 30, 2005 and 2004: weighted-risk-free interest rate of 3.94% and 1.5% for each period respectively, with dividend yields of 0% for each period, volatility factors of the expected market price of the Company's Common Stock of 1.16 and 1.04, and a weighted-average expected life of the options of 5 and 2 years. Stock compensation, for pro forma purposes, is amortized over the vesting period.

     The following table illustrates the effect on net loss and loss per share as if the fair value method had been applied to all outstanding and unvested awards in each period:

                                                      SIX MONTHS ENDED         THREE MONTHS ENDED
                                                          JUNE 30,                  JUNE 30,
                                                    --------------------      --------------------
                                                      2005         2004         2005         2004
                                                    -------      -------      -------      -------
                                                          UNAUDITED                 UNAUDITED
                                                    --------------------      --------------------
Net loss, as reported                               $(1,045)     $  (933)     $  (591)     $  (369)
Deduct: Total stock-based compensation
  expense determined under fair value
  method for all awards                                (160)        (144)         (84)         (85)
                                                    -------      -------      -------      -------

Pro forma net loss                                  $(1,205)     $(1,077)     $  (675)     $  (454)
                                                    =======      =======      =======      =======

Basic and diluted net loss per share, as
 Reported                                           $ (0.07)     $ (0.07)     $ (0.04)     $ (0.03)
                                                    =======      =======      =======      =======

Basic and diluted net loss per share, pro forma     $ (0.08)     $ (0.07)     $ (0.04)     $ (0.03)
                                                    =======      =======      =======      =======

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Consistent with the Delaware General Corporate Law, or the DGCL, Article VII of our By-Laws provides that we shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, without more, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     We must indemnify a director, officer, employee or agent of ours who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent of us, against expenses actually and reasonably incurred by them in connection with the defense.

     We may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified us.

     The DGCL also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of us, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not we have the authority to indemnify them against such liability and expenses. Presently, we do carry such insurance.

     The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses relating to the registration of the shares of common stock being offered hereby, other than underwriting discounts and commissions, will be borne by us. Such expenses are estimated to be as follows:

ITEM                                                               AMOUNT
                                                                 ---------

Securities and Exchange Commission Registration Fee              $   2,200.23
Accounting Fees, Legal Fees and Expenses*                        $  25,000
Costs of Printing and Engraving*                                 $   1,500
Federal and State Taxes and Fees*                                $   5,000
Transfer Agent Fees*                                             $       0
Listing Fees*                                                    $   1,000
Miscellaneous Expenses*                                          $   3,299.77
                                                                 ------------
Total                                                            $  38,000

*Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     We consummated the following equity transactions, each exempt from the registration requirements under Section 4(2) and Regulation D of the Securities Act with accredited investors (as defined in Rule 501(a) of Regulation D of the Securities Act of 1933 as amended, and the rules and regulations promulgated thereunder, or the Securities Act:

SEPTEMBER 2002 PRIVATE PLACEMENT OF UNITS

     In the third quarter of the fiscal year ended December 31, 2002, InkSure Delaware received gross proceeds of $6,700,000 in three tranches, with the third tranch closing on September 6, 2002, from the private sale to investors of 67 units, with each unit consisting of 62,112 shares of InkSure Delaware common stock and a five-year warrant to purchase 21,739 shares of InkSure Delaware common stock at a price of $2.17 per share. In the aggregate this represented a sale to the investors of 4,161,505 shares of common stock and warrants to purchase 1,456,526 shares of common stock, which at the time represented approximately 43% of InkSure Delaware's outstanding common stock on a fully diluted basis. In connection with the merger of InkSure Delaware with our wholly owned subsidiary, all of the shares of InkSure Delaware common stock issued in the private placement were exchanged for shares of our common stock and all warrants to purchase shares of InkSure Delaware common stock were converted into warrants to purchase shares of our common stock. Commonwealth Associates, L.P. acted as the placement agent in such private placement.

     In connection with the September 2002 private placement, InkSure Delaware paid Commonwealth Associates, L.P., a registered broker-dealer, a $569,500 cash fee and issued three five-year warrants to purchase an aggregate of 550,933 shares of InkSure Delaware common stock at a price of $1.61 per share. In connection with the merger of InkSure Delaware with our wholly owned subsidiary these warrants to purchase shares of InkSure Delaware common stock were converted into warrants to purchase shares of our common stock. In December2002, Commonwealth distributed these warrants to certain of its employees and affiliates.

APRIL 2004 PRIVATE PLACEMENT OF UNITS

     On April 8, 2004, we closed the sale of $1,295,000 of units in a private placement to accredited investors at a price per unit equal to $0.68. Each unit sold consisted of: (i) one share of our common stock, and (ii) a five-year warrant to purchase one share of our common stock at an exercise price of $1.00 per share.

JULY 2004 PRIVATE PLACEMENT

     On July 19, 2004 we closed a private placement of $1,125,000 of shares of our common stock to accredited investors at the price of $1.00 per share.

MARCH 2005 WARRANT ISSUANCE

     In connection with services rendered to us, on March 15, 2005 we issued warrants to purchase 50,000 shares of our common stock to Mr. Jerry Falkner. The warrants are exercisable for 10 years and have an exercise price of $1.40 per share.

SEPTEMBER 2005 PRIVATE PLACEMENT OF CONVERTIBLE NOTES

     On September 30, 2005, we closed the sale of convertible notes in the aggregate principal amount of $6,000,000 in a private placement to accredited investors, at a conversion price of $3.00 per share.

ITEM 27. EXHIBITS

     The following exhibits are filed with this registration statement, or incorporated by reference as noted:

EXHIBIT NO.         DESCRIPTION
-----------         -----------

2.1 Agreement and Plan of Merger, dated July 5, 2002, among the Registrant, LILM Acquisition and InkSure Delaware. (Incorporated by reference to the Registrant's Information Statement on Schedule 14C, filed with the SEC on October 8, 2002.)

2.2 Agreement and Plan of Merger, dated July 3, 2003 among the Registrant and InkSure Technologies (Delaware) Inc. (Incorporated by reference to the Registrant's Periodic Report on Form 8-K, filed with the SEC on July 22, 2003.)

3.1                 Certificate of Incorporation of the Registrant.
                    (Incorporated by reference to the Registrant's Periodic Report on Form 8-K, filed with the SEC on July 22, 2003.)

3.2 By-Laws of the Registrant. (Incorporated by reference to the Registrant's Periodic Report on Form 8-K, filed with the SEC on July 22, 2003.)

4 Form of Convertible Note. (Incorporated by reference to the Registrant's Current Report on Form 8-K, filed with the SEC on October 3, 2005.)

5.1 Opinion and consent of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. (To be filed by amendment.)

10.1                2002 Employee, Director and Consultant Stock Option Plan.
                    (Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB, filed with the SEC on November 14, 2002.)

10.2 Securities Purchase Agreement, dated September 30, 2005, by and among InkSure Technologies Inc. and the investors listed on the Schedule of Buyers attached thereto. (Incorporated by reference to the Registrant's Current Report on Form 8-K, filed with the SEC on October 3, 2005.)

10.3 Registration Rights Agreement, dated September 30, 2005, by and among InkSure Technologies Inc. and the investors listed on the Schedule of Buyers attached thereto. (Incorporated by reference to the Registrant's Current Report on Form 8-K, filed with the SEC on October 3, 2005.)

10.4 Irrevocable Transfer Agent Instructions, dated September 30, 2005. (Incorporated by reference to the Registrant's Current Report on Form 8-K, filed with the SEC on October 3, 2005.)

16.1 Letter from Kost, Forer, Gabbay & Kasierer, a member of Ernst and Young Global. (Incorporated by reference to the Registrant's Periodic Report on Form 8-K, filed with the SEC on April14, 2005.)

21 Subsidiaries of the Registrant. (Incorporated by reference to the Registrant's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2005.)

23.1* Consent of Brightman Almagor & Co., Certified Public Accountants, a member firm of Deloitte Touche Tohmatsu, independent auditors of the Registrant.

23.2*               Consent of Yossi Avraham & Co.

24*                 Power of Attorney. (included in signature page.)

* Filed herewith

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file a post-effective amendment to this registration statement during any period in which offers or sales are being made:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) to include any additional or changed material information on the plan of distribution.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(3) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purposes of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at such time shall be the initial bonafide offering of such securities.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Elie Housman, Yaron Meerfeld and Eyal Bigon and each of them, to file one or more amendments (including additional post-effective amendments) to this registration statement, which amendments may make such changes as any of such persons deem appropriate, and each person, individually and in each capacity stated below, hereby appoints each of such persons as attorney-in-fact to execute in his name and on his behalf any of such amendments to the registration statement.

     Pursuant to the requirements of the Securities Act, this amendment to the registrant's registration statement has been signed by the following persons in the capacities and on the dates indicated. In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

   SIGNATURE                            TITLE                          DATE
   ---------                            -----                          ----

/s/ Elie Housman                Chief Executive Officer,        October 12, 2005
----------------                Chairman and Director
Elie Housman                    (Principal Executive
                                Officer)

/s/ Yaron Meerfeld              Chief Operating Officer         October 12, 2005
------------------              and Director
Yaron Meerfeld

/s/ Eyal Bigon                  Chief Financial Officer,        October 12, 2005
--------------                  Secretary and Treasurer
Eyal Bigon                      (Principal Financial
                                and Accounting Officer)

/s/ James E. Lineberger         Director                        October 12, 2005
-----------------------
James E. Lineberger

/s/ Michael Acks                Director                        October 12, 2005
----------------
Michael Acks

/s/ Albert Attias               Director                        October 12, 2005
-----------------
Albert Attias

/s/ David W. Sass               Director                        October 12, 2005
-----------------
David W. Sass

/s/ Philip M. Getter            Director                        October 12, 2005
--------------------
Philip M. Getter


                                      S - 1